U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d)
AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE
17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF
AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

STEPSTONE PRIVATE CREDIT FUND LLC; STEPSTONE PRIVATE MARKETS; Stepstone private venture AND growth fund; STEPSTONE PRIVATE INFRASTRUCTURE FUND; STEPSTONE PRIVATE CREDIT INCOME FUND; Stepstone private credit co-investment fund; Stepstone private equity strategies fund; stepstone group private debt llc; stepstone group private wealth llc; STEPSTONE GROUP REAL ASSETS LP; StepStone Group Europe Alternative Investments Limited; Stepstone group real estate Lp; STEPSTONE Group PRivate DEBT AG AND STEPSTONE GROUP LP.

Artistic Steps Investments SMA LLC; Heathrow Forest Real Estate Opportunities Fund, L.P.; Helvetia European Private Debt Fund SCSp RAIF; Libra Opportunities Fund Splitter, L.P.; Libra Opportunities Fund, L.P.; NFU Mutual Global Infrastructure, L.P.; Real Estate Development Opportunities Intermediary LP; SGIO Tactical Fund LP; SIDF Active 1 LP; SIDF Active 2 LP; Silverstone Tree Frog, LP; SRE Jersey Investco, L.P.; SSG ME Infrastructure Opportunities Fund, L.P.; SSG ME Real Estate Opportunities Fund, L.P.; SSG Z Global Property Fund, L.P.; StepStone A Real Estate Co-Investment Partnership, L.P.; StepStone Amitim Infrastructure Opportunities Fund, L.P.; StepStone B Infrastructure Opportunities Fund II-G, L.P.; StepStone B Infrastructure Opportunities Fund III, L.P.; StepStone B Infrastructure Opportunities Fund II-R (AIV), L.P.; StepStone B infrastructure Opportunities Fund II-R LP; StepStone BVK Real Estate Opportunities Fund SCSp; StepStone Flintholm Infrastructure Fund, L.P.; StepStone H Opportunities Fund Holdings LP; StepStone Infrastructure Co-Investment Partners 2022 Parallel, L.P.; StepStone Infrastructure Co-Investment Partners 2022 SCSp; StepStone Infrastructure Co-Investment Partners 2022, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P. - Series A; StepStone IP Infrastructure Opportunities Fund, L.P. - Series B; StepStone K Blocker, LP; StepStone K II Blocker, L.P.; StepStone K II Splitter, L.P.; StepStone K Infrastructure Opportunities Fund II, L.P.; StepStone K Infrastructure Opportunities Fund III, L.P.; StepStone K Infrastructure Strategic Opportunities Fund, L.P.; StepStone K Real Estate Co-Investment Fund II, L.P.; StepStone K Real Estate Co-Investment Holdings LLC; StepStone K Real Estate II Holdings, L.P.; StepStone KF Infrastructure Fund Holdings II, L.P.; StepStone KF Infrastructure Fund Holdings, L.P.; StepStone NJ Real Assets SMA, L.P.; StepStone NJ Real Estate (GP), LLC; StepStone NPS II Blocker L.P.; StepStone NZ Infrastructure Opportunities Fund, L.P.; Stepstone Ontario Natural Resources Opportunities Fund, L.P.;

StepStone P II Cayman Blocker LP; StepStone P Infrastructure Opportunities Fund II LP; StepStone P Infrastructure Opportunities Fund, L.P.; StepStone P Real Estate II Holdings LP; StepStone PH Debt Blocker LP; StepStone Phoenix Infrastructure Debt Opportunities Fund, L.P.; StepStone Phoenix Infrastructure Equity Opportunities Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund II, L.P.; STEPSTONE PTS INFRASTRUCTURE SECONDARY OPPORTUNITIES FUND (AIV) LP; StepStone PTS Infrastructure Secondary Opportunities Fund Holdings, L.P.; StepStone PTS Infrastructure Secondary Opportunities Fund, L.P.; StepStone Real Estate Europe Co-Investments Holdings, L.P.; StepStone Real Estate Partners III; StepStone Real Estate Partners III AIV LP; StepStone Real Estate Partners III AIV Parallel LP; StepStone Real Estate Partners III Offshore Feeder, L.P.; StepStone Real Estate Partners III Offshore Holdings, LLC; StepStone Real Estate Partners IV AIV LP; StepStone Real Estate Partners IV AIV Parallel, LP; StepStone Real Estate Partners V 892 Parallel, L.P.; Stepstone Secondaries Infrastructure Fund, L.P.; StepStone Secondaries Infrastructure Fund Europe SCSp; StepStone Secondaries Infrastructure Fund Europe, SCSp RAIF; StepStone Secondaries Infrastructure Fund Parallel, L.P.; StepStone Secondary Opportunities Fund RE I, L.P.; StepStone Secondary Opportunities Fund RE II, L.P.; StepStone SRA Co-Investment Partnership, L.P.; StepStone TMAM Infrastructure Opportunities Limited; StepStone V Infrastructure Splitter, L.P.; T1 Tactical Fund, L.P.; TI1 Cayman Blocker Feeder LP; TI1 Cayman Splitter LP; TI1 Tactical Fund LP; Toranomon Infrastructure 1, L.P.; G1 SRE SMA Cayman, L.P. ; Lexington C/RE, LLC; NFU Mutual Global Real Estate, L.P. ; Real Estate Domestic Partnership Fund I, L.P.; Real Estate Global Partnership Fund II, LP; Real Estate International Partnership Fund I, L.P.; StepStone B Infrastructure Opportunities Fund, L.P.; StepStone C Strategic Core Infrastructure Partnership, L.P.; StepStone European Fund SCS SICAV-SIF; StepStone G Infrastructure Opportunities, L.P.; StepStone HB Opportunities Fund II LP; StepStone Infrastructure Co-Investment Partners 2022 Europe SCSp RAIF; StepStone K Infrastructure Opportunities Fund, L.P.; StepStone KF Infrastructure Fund II, L.P.; StepStone KF Infrastructure Fund, L.P.; StepStone NLGI Infrastructure Opportunities Fund, L.P.; StepStone NPS Infrastructure Fund II LP; StepStone NPS Infrastructure Fund LP; StepStone R Co-Investment Partnership, L.P.; StepStone Scorpio Infrastructure Opportunities Fund LP; SunSIRA Infrastructure Fund, LLC; StepStone Real Estate Partners IV AIV-2 Parallel, L.P.; StepStone Real Estate Partners IV AIV-3 Parallel, L.P.; StepStone Real Estate Partners IV Parallel, L.P.; StepStone Real Estate Partners IV, L.P.; StepStone Real Estate Partners V Europe SCSp RAIF; StepStone Real Estate Partners V QFP Parallel, L.P.; Sunstone Real Estate, L.P. - Series B2; Sunstone Reit, LLC; StepStone HB Real Estate Opportunities Fund LP; StepStone K Real Estate Co-Investment Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund, L.P.; StepStone Real Estate Partners III I Opportunities Fund, L.P.; StepStone Real Estate Partners III Offshore, L.P.; StepStone Real Estate Partners III, L.P.; StepStone Real Estate Partners IV Europe SCSp; StepStone Real Estate Partners V, L.P.; Sunstone Real Estate, L.P.; StepStone Gamma Real Estate Co-Investment Partnership, L.P.; StepStone NJ Real Estate SMA, L.P.; StepStone Real Estate Partners V Sidecar 892 Parallel, L.P.; StepStone KU Co-Investment Partnership, L.P.; StepStone Real Estate Europe Co-Investments Holdings II, L.P.; StepStone T Real Estate Opportunities Fund, L.P.; Heathrow Forest Venture Opportunities Fund, L.P.;

Juniversitas Real Estate Diversified Fund SS (USD), L.P.; Real Estate Development Opportunities Access Feeder, LP; Silverstone Balfour, L.P.; SilverStone Erasmus, LLC; Silverstone IV, LLC – Series D; SilverStone IV, LLC - Series E; SILVERSTONE IV, LLC - SERIES F; Silverstone IV, LLC - Series H; SilverStone IV, LLC - Series I; SilverStone IV, LLC - Series J; SilverStone IV, LLC - Series K; SilverStone IV, LLC - Series L; SilverStone IV, LLC - Series M; SilverStone IV, LLC - Series N; SilverStone Kahuna, LLC; Silverstone Ladder L.P.; SilverStone Nolan (Onshore), LLC; SilverStone Nolan Aggregator, LLC; SilverStone Nolan, L.P.; Silverstone Pattern, LLC - Series A; Silverstone Pattern, LLC - Series B; SilverStone Pebbles IV, LLC; SilverStone Pebbles V, LLC; SSOF IV OVERAGE SMA L SCSp RAIF; SSOF V Overage Europe SCSp RAIF; StepStone AP Opportunities Fund, L.P. - Series C; Stepstone AZ Secondary Opportunities Fund, L.P.; StepStone Badger Secondary Opportunities Holdings, L.P.; StepStone BV Opportunities Fund LP; StepStone BVK Opportunities Fund II SCSp; StepStone Capital Partners IV Europe SCSp; StepStone Capital Partners V Europe Holdings SCSp RAIF; StepStone Capital Partners V Europe SCSp RAIF; StepStone Climate Fund Parallel, LP; StepStone Climate Fund SCSp RAIF; StepStone East Town Strategic Capital Fund V, L.P.; StepStone East Town Strategic Capital Fund, L.P.; Stepstone FSS Opportunities Fund, L.P. - Series B; StepStone Holyrood Private Equity Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund IV, L.P.; StepStone KF Marinas Corp, LLC; Stepstone KF Marinas, LLC; StepStone KF Private Equity Holdings II, L.P.; StepStone KF Private Equity Holdings, L.P.; StepStone LMM Opportunities Fund I, L.P. - Series A; StepStone LMM Opportunities Fund I, L.P. - Series B; StepStone NL Opportunities Fund III, L.P.; StepStone NL Opportunities Fund V, L.P.; StepStone Oxford Fund I, L.P.; StepStone P Blocker, LP; StepStone PF Opportunities Fund (L), L.P.; StepStone PI Opportunities Fund, L.P.; StepStone Private Equity LP Secondary Opportunities Ltd; StepStone Private Markets Horizons Fund, L.P.; StepStone Rivas Private Equity Holdings, L.P.; StepStone AZ China and Asia Opportunities Fund II, L.P.; StepStone BVK Opportunities Fund SCSp; StepStone Capital Partners III, L.P.; StepStone Capital Partners IV Europe Holdings SCSp; StepStone Maple Opportunities Fund, L.P.; StepStone Mexico I SLP, L.P.; StepStone NL Opportunities Fund II, L.P.; StepStone NL Opportunities Fund, L.P.; StepStone NPS PE Fund II, L.P.; StepStone NPS PE Fund, L.P.; StepStone P Opportunities Fund, L.P.; StepStone Phoenix Opportunities Fund, L.P.; Stepstone Pioneer Capital III, L.P.; StepStone Rivas Private Equity Fund, L.P.; StepStone Secondary Opportunities Fund II, L.P.; StepStone Secondary Opportunities Fund III Offshore Holdings SCSp; StepStone Secondary Opportunities Fund III, L.P.; StepStone Secondary Opportunities Fund IV Europe Holdings SCSp; StepStone Secondary Opportunities Fund IV, L.P.; StepStone Secondary Opportunities Fund V, L.P.; StepStone Tactical Growth Fund II, L.P.; StepStone Tactical Growth Fund III, L.P.; StepStone UWF Secondary Opportunities Fund, L.P.; StepStone XL Opportunities Fund II-A, L.P.; StepStone XL Opportunities Fund II-B, L.P.; StepStone XL Opportunities Fund, L.P.; Sunstone PE Opportunities Fund, LLC; StepStone Secondary Opportunities Fund, L.P.; StepStone Sprout Opportunities Fund, L.P.; StepStone Tactical Growth Fund IV, L.P.; Stepstone Tactical Growth Fund, L.P.; StepStone TC Infrastructure Opportunities (Holdings), L.P.;

StepStone TC Infrastructure Opportunities Fund, L.P.; StepStone TC Opportunities Fund, L.P.; StepStone Thunderbird Opportunities Fund, L.P.; Stepstone TS Opportunities Fund, L.P.; StepStone UWF Secondaries (GP), L.P.; StepStone XL Opportunities Fund II-B Feeder, L.P.; StepStone Yellowcreek Fund, L.P.; Sunstone PE Opportunities Fund, LLC - Series B; Bridge Village Limited; Heathrow Forest Asia Opportunities Fund, L.P.; StepStone A Opportunities Fund, L.P.; StepStone CGC Opportunities I, L.P.; StepStone E Opportunites Fund, L.P.; StepStone Endurance LP; StepStone Ferro Opportunities Fund, L.P.; StepStone FSS Opportunities Fund, L.P.; StepStone H Opportunities Fund LP; StepStone JP Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund II, L.P.; StepStone K Strategic Opportunities Fund III, L.P.; StepStone K Strategic Opportunities Fund, L.P.; StepStone KF Private Equity Fund II, L.P.; StepStone KF Private Equity Fund, L.P.; StepStone LMM Opportunities Fund I, L.P.; StepStone Capital Partners VI, L.P.; StepStone Capital Partners VI Offshore Holdings, L.P.; StepStone Capital Partners VI Europe Holdings SCSp; StepStone NL Opportunities Fund VI, L.P.; SilverStone Pebbles V-A, LLC; SilverStone Sequel, L.P.; SilverStone Harpoon Aggregator, L.P.; SilverStone Century, L.P.; SilverStone WH Aggregator, L.P.; SilverStone WH-A Aggregator, L.P.; SilverStone Cove Aggregator, L.P.; SilverStone Cove Offshore Aggregator, L.P.; SC PRO Unicum Fund; 3 SC Pride Fund; AGON Fund; AXA Vorsorge Private Debt SCA SICAV-RAIF; CVC CP SSG European Private Debt Fund; EuroPrima Fund; IMI Private Debt Fund; LG Direct Lending Platform; LG Income Fund; Oceanic Global Investment Funds Plc; Pacific Ocean Fund; PR Private Debt Fund; SC Alternative Strategy 10 SP; SC Alternative Strategy 11 SP; SC Alternative Strategy 12 SP; SC Alternative Strategy 13 SP; SC Alternative Strategy 14 SP; SC Alternative Strategy 15 SP; SC Alternative Strategy 16 SP; SC Alternative Strategy 2 SP; SC Alternative Strategy 3 SP; SC Alternative Strategy 5 SP; SC Alternative Strategy 6 SP; SC Alternative Strategy 7 SP; SC Alternative Strategy 9 SP; SC Alternative Strategy A SP; SC LV Private Debt Fund; SC LV Private Debt Platform Fund; SC Modus Classic Defender Fund; SC Multi-Strategy Fund; SC Private Debt Fund III SCSp; CWPS Global Infrastructure Fund; Senior Corporate Lending Europe Fund; Senior Corporate Lending Fund I; SCL XL I Fund LP; SSG Credit Specialties Fund I LP; SSG EF Opportunities Fund LP ; SSG Enstar Private Credit Fund (Cayman) LP; SSG ERK Private Debt Fund; SSG OAM Private Debt Fund LP; SSG PAT Private Debt Fund LP; SSG PKE Private Credit Maggia Fund L.P.; SSG Private Credit Platform SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF - StepStone TPM Private Debt Fund; SSG Tilad Private Debt Fund LP; SSG Warehouse Aggregator Fund L.P.; Stepstone BL Private Debt Fund; Stepstone Credit Opportunities Fund I; Stepstone Credit Opportunities Fund I - A L.P.; Stepstone Credit Opportunities Fund I (Cayman) LP; StepStone Credit Opportunities Fund II; StepStone Credit Opportunities Fund II (Cayman) LP; SSG Credit Strategies V ICAV; SSG Credit Strategies VIII ICAV; SSG ABI Private Debt Fund; SSG BI Private Debt Fund; SSG BL Private Debt Fund; SSG COV Private Debt Fund; SSG Credit Strategies IV ICAV; SSG Credit Strategies IX ICAV; SSG Credit Strategies VI ICAV; SSG Credit Strategies VII; SSG Credit Strategies X ICAV; SSG Credit Strategies XI ICAV; SSG Credit Strategies XII ICAV; SSG Credit Strategies XIII ICAV; SSG Credit Strategies XIV ICAV; SSG Enstar Private Debt Fund; SSG Enstar Private Debt Fund II; SSG GEN Credit Fund I; SSG GEN Credit Fund II; SSG GEN Credit Fund III; SSG INTER Private Debt Fund; SSG KVBW Private Debt Fund; SSG NLGI Private Debt Funds SPC; SSG Private Markets VI Funds; SSG Senior Corporate Lending II Fund; SSG Senior Corporate Lending III Fund; SSG SF Income Fund; SSG SF Income Fund US; SSG SI Private Debt Fund; SSG Valluga Fund; SSG VDA Private Debt Fund; StepStone Middle Market Lending Fund LP; Stepstone Opportunistic Lending Fund I LP; Stepstone Private Debt Fund 2023 LP;

StepStone Prudential Private Credit Fund; StepStone PSY ENPAP Private Debt Fund; StepStone Secondary Opportunities Fund III Offshore SCSp; StepStone Secondary Opportunities Fund IV Europe SCSp; StepStone Secondary Opportunities Fund V Europe Holdings SCSp RAIF; Stepstone Senior Corporate Lending Fund II; Stepstone Senior Corporate Lending Fund II (Cayman) LP; Stepstone Senior Corporate Lending Fund III; StepStone Senior Corporate Lending Fund III (Cayman) LP; StepStone Tactical Growth Fund IV Europe Holdings SCSp RAIF; StepStone Tactical Growth Fund IV Europe SCSp RAIF; StepStone VC Global Partners XI Lux SCSp RAIF; StepStone VC Secondaries Fund VI (Lux Feeder) SCSp, SICAV-RAIF; Stepstone VC Secondaries Fund VI (Lux) SCSp, SICAV-RAIF; StepStone VMB Secondary Opportunities Fund SCSp; Swiss Capital Alternative Strategies Funds II SPC; Swiss Capital Alternative Strategies Funds SPC; Swiss Capital Co-Investments Private Debt Offshore SP; Swiss Capital Credit Strategies ICAV; Swiss Capital Credit Strategies II ICAV; Swiss Capital Credit Strategies III ICAV; Swiss Capital European Private Debt Funds I - Co-Invest European Private Debt Fund; Swiss Capital European Private Debt Funds I - Co-Investment European Traditional Senior Lending Fund; Swiss Capital European Private Debt Funds I SCA SICAV-RAIF; Swiss Capital Long/Short Equity Fund; Swiss Capital Private Debt Feeder Fund I L.P.; Swiss Capital Private Debt Feeder Fund II LP; Swiss Capital Private Debt Feeder Fund III LP; Swiss Capital Private Markets Fund; Swiss Capital Private Markets Funds II; Swiss Capital Private Markets Funds III; Swiss Capital Private Markets Funds V; Swiss Capital PRO Disintermediation I Fund; Swiss Capital Pro Loan V Plc; Swiss Capital PRO Matrix Fund; Swiss Capital PRO Salute II Fund; Swiss Capital PRO SST Fund; Swiss Capital TLCP Private Debt Fund LP; VG EU Co-Investment Private Debt Fund; VG European Private Debt Funds – Co-Investment Private Debt Fund; VG European Private Debt Funds SCSp SICAV-RAIF; VG Global Private Debt Fund I; VG US Co-Investment Private Debt Fund LP; VG US Private Debt Fund; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Debt; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Equity; VIG Private Markets Fund SCA SICAV-RAIF; SSG HC Private Debt Fund; SSG Semper Vivus Private Debt Fund; SSG Credit Specialty Credit Fund III LP; Tobar Global Investments ICAV; Private Credit Fund I; SSG MCMA Private Debt Fund LP; SSG TPGTB Private Debt Offshore SP; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit European Co-Investment Fund; SSG PD Umbrella Fund SCSp SICAV-RAIF; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit US Co-Investment Fund; SC CWMAA Senior Corporate Lending L.P.; Senior Corporate Lending Enhanced I Fund LP; SSG ME Private Debt Fund LP; SSG Mexico Private Debt Fund I SP; SSG NLGI European Direct Lending SP; Stepstone ADF Opportunities Fund LP; StepStone VMB Secondary Opportunities Fund Holdings SCSp; StepStone (Luxembourg) SCA SICAV-RAIF; SSG BPP Private Debt Fund LP; StepStone Secondary Opportunities Fund V Europe SCSp RAIF; Stepstone TPM Private Debt Fund; Stepstone Trade Finance Fund; Stepstone Trade Finance ICAV; Stepstone TSL Fund I LP; Heathrow Forest Private Debt Fund, L.P.; SSG Credit Specialities Fund II LP; StepStone Aman Private Credit Oriented Fund; StepStone Aman Private Credit Oriented SP; StepStone Astra Private Debt Fund; StepStone Astra Private Debt Fund SP; StepStone CC Opportunities Fund, LLC; Prudential Orchid Private Credit Fund II LP;

StepStone Private Credit Platform (Cayman) SPC; Swiss Capital Anlagestiftung I - Private Debt Allocator I; Swiss Capital Anlagestiftung I- Private Debt Allocator II; Swiss Capital Anlagestiftung I - Private Debt Allocator IV; Swiss Capital Anlagestiftung I- Private Debt Allocator IX; Swiss Capital Anlagestiftung I- Private Debt Allocator V; Swiss Capital Anlagestiftung I - Private Debt Allocator VI; Swiss Capital Anlagestiftung I - Private Debt Allocator VIII; Swiss Capital Anlagestiftung I - Private Debt Allocator XI; Swiss Capital Anlagestiftung I - Private Markets Allocator II; StepStone VC Wabash Fund II LP; StepStone VC Ajwa (Cayman) LP; StepStone VC Global Partners XII-F Aggregator LP; StepStone VC Global Partners XII-D Aggregator LP; StepStone VC Brazos Fund LP; SPV Facility I LLC; StepStone Great Lakes SPV Facility II LLC; Stepstone SPV Facility III LLC; StepStone CLO 2024-I LLC; StepStone CLO 2025-I LLC; StepStone SPV Facility IV Intermediate Holdco LLC; Stepstone SPV Facility IV LLC; StepStone SPV Facility V LLC; SCRED SPV VI LLC; SPRIM LLC; SPRIM Cayman LLC; SPRIM Cayman II LLC; SPRIM Cayman III LLC; SPRIM Blue Jay Investco ULC; SPRING I LLC; SPRING Cayman LLC; SPRING Cayman II LLC; STRUCTURE LLC; STRUCTURE Cayman LLC; STRUCTURE Cayman II LLC; STRUCTURE Cayman III LLC; STRUCTURE Cayman IV LLC; CRDEX LLC; STPEX Holdings LLC; STPEX Intermediate LLC; STPEX Subsidiary LLC; STPEX LLC; STPEX Cayman LLC; STPEX Cayman II LLC

277 Park Avenue, 44th Floor
New York, NY, 10172

All Communications, Notices and Orders to:

Ariel Goldblatt	Robert W. Long
Chief Executive Officer	Chief Executive Officer
StepStone Group Private Debt LLC	StepStone Group Private Wealth LLC
277 Park Avenue, 44th Floor	128 S Tryon St., Suite 880
New York, NY, 10172	Charlotte, NC 28202

Copies to:

Richard Horowitz, Esq.

David Bartels, Esq.

Clay Douglas, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Telephone: (212) 698-3500

December 22, 2025

I. Summary of application

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission to Conversus Stepstone Private Markets, et al., on July 21, 2020 (the “Prior Order”)2 that was granted pursuant to Section 17(d) of the 1940 Act and Rule 17d-1 under the 1940 Act, with the result that no person will continue to rely on the Prior Order if the Order is granted.

●	StepStone Private Credit Fund LLC (the “Existing BDC”), an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act;

●	StepStone Private Markets, a closed-end management investment company registered under the 1940 Act (“SPRIM”);

●	StepStone Private Venture and Growth Fund, a closed-end management investment company registered under the 1940 Act (“SPRING”);

●	StepStone Private Infrastructure Fund (“SPRIF”), a closed-end management investment company registered under the 1940 Act that operates as an interval fund;

●	StepStone Private Credit Income Fund (“CRDEX”), a closed-end management investment company registered under the 1940 Act that operates as an interval fund;

●	StepStone Private Credit Co-Investment Fund (“SPCCF”), a closed-end management investment company registered under the 1940 Act that operates as a tender offer fund;

●	StepStone Private Equity Strategies Fund (“STPEX”, together with the Existing BDC, SPRIM, SPRING, SPRIF, CRDEX and SPCCF, the “Existing Regulated Funds”), a closed-end management investment company registered under the 1940 Act that operates as an interval fund;

●	StepStone Group Private Debt LLC (“StepStone Private Debt”), a Delaware limited liability company which serves as the investment adviser to the Existing BDC, SPCCF and certain Existing Affiliated Funds (as defined below) and as sub-adviser to CRDEX, on behalf of itself and its successors[3];

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.

[2]	Conversus StepStone Private Markets, et al. (File No. 812-15072), Release Nos. IC-33913 (June 25, 2020) (notice) and IC-33930 (July 21, 2020) (order).

[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

●	StepStone Group Private Wealth LLC (“StepStone Private Wealth”), a Delaware limited liability company that serves as the investment adviser to SPRIM, SPRING, SPRIF, CRDEX, STPEX and a certain Existing Affiliated Fund, on behalf of itself and its successors;

●	StepStone Group Real Assets LP (“StepStone Group Real Assets”), a Delaware limited partnership that serves as the investment adviser to certain Existing Affiliated Funds and as sub-adviser to SPRIF, on behalf of itself and its successors;

●	StepStone Group Europe Alternative Investments Limited (“StepStone Group Europe”), a private limited company organized under the laws of the Republic of Ireland that serves as the investment adviser to certain Existing Affiliated Funds, as sub-adviser to the Existing BDC and SPCCF and as sub-sub-adviser to CRDEX, on behalf of itself and its successors;

●	StepStone Group Real Estate LP (“StepStone Group Real Estate”), a Delaware limited partnership that serves as the investment adviser to certain Existing Affiliated Funds, on behalf of itself and its successors;

●	StepStone Group Private Debt AG (“SPD AG”), a joint stock company organized under the laws of Switzerland that serves as the investment adviser to certain Existing Affiliated Funds, on behalf of itself and its successors;

●	StepStone Group LP (“StepStone Group”, together with StepStone Private Debt, StepStone Private Wealth, StepStone Group Real Assets, StepStone Group Europe, StepStone Group Real Estate and SPD AG, the “Existing Advisers”), a Delaware limited partnership that serves as the investment adviser to certain Existing Affiliated Funds and as sub-adviser to SPRIM, SPRING and STPEX, on behalf of itself and its successors;

●	Certain vehicles (as identified on Schedule A hereto) (the “Existing Wholly-Owned Subsidiaries”), each of which is a separate and distinct legal entity and each of which is a Wholly-Owned Investment Sub (as defined below) of an Existing Regulated Fund; and

●	Certain existing investment vehicles (as identified on Schedule B hereto), each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the 1940 Act or Rule 3a-7 thereunder (the “Existing Affiliated Funds” and collectively with the Existing Regulated Funds, the Existing Advisers and the Existing Wholly-Owned Subsidiaries, the “Applicants”).[4]

[4]	All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]	“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]	“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.

[8]	“Adviser” means the Existing Advisers and any other investment adviser controlling, controlled by, or under common control with an Existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II. GENERAL DESCRIPTION OF THE APPLICANTS

A.	The Existing Regulated Funds

The Existing Regulated Funds are externally-managed, non-diversified, closed-end management investment companies organized in Delaware. The Existing BDC has elected to be regulated as a BDC under Section 54(a) of the 1940 Act. Each of SPRIM and SPRING is a closed-end management investment company registered under the 1940 Act. Each of SPRIF, CRDEX and STPEX is a closed-end management investment company registered under the 1940 Act that operates as an interval fund pursuant to Rule 23c-3 of the 1940 Act. SPCCF is a closed-end management investment company registered under the 1940 Act that operates as a tender offer fund. Each Existing Regulated Fund has qualified and elected (or intends to qualify and elect) to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended, and intends to continue to qualify as a RIC in the future.

The Existing BDC’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation primarily through debt investments in U.S. middle market companies. SPRIM’s investment objectives are to seek long-term capital appreciation and regular current income by investing in a broad cross section of private market assets. SPRING’s investment objective is to seek long-term capital appreciation by offering investors access to a venture capital and growth equity investment portfolio focused on the innovation economy. SPRIF’s investment objectives are to seek current income and long-term capital appreciation by offering investors access to a global investment portfolio of private infrastructure assets. CRDEX’s investment objectives are to seek to generate current income and, to a lesser extent, long-term capital appreciation, by investing in private credit and income-related investments. SPCCF’s investment objectives are to seek to generate current income and, to a lesser extent, long-term capital appreciation, by investing in private credit investments. STPEX’s investment objective is to achieve long-term capital appreciation.

Each Existing Regulated Fund’s business and affairs are managed under the direction of a board of directors or a board of trustees, as applicable (together with any Future Regulated Fund’s board of directors or trustees, the “Board”), a majority of whom are not “interested” persons of the Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.10 Each Existing Regulated Fund currently has a five-member board of which three members of the respective board of directors/trustees are not “interested” persons of the applicable Existing Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act. Each Existing Regulated Fund’s Board has delegated daily management and investment authority to the relevant Existing Adviser(s).

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser is an Existing Adviser and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the 1940 Act or relies on Rule 3a-7 under the 1940 Act.11 A complete list of the Existing Affiliated Funds is included on Schedule B hereto.

C.	The Existing Advisers

Each of StepStone Private Debt and StepStone Private Wealth is a limited liability company organized under the laws of the state of Delaware. Each of StepStone Group Real Assets, StepStone Group Real Estate and StepStone Group is a limited partnership organized under the laws of the state of Delaware. StepStone Group Europe is a private limited company organized under the laws of the Republic of Ireland. SPD AG is a joint stock company organized under the laws of Switzerland. StepStone Private Debt serves as the investment adviser to the Existing BDC, SPCCF and certain Existing Affiliated Funds and as sub-adviser to CRDEX. StepStone Private Wealth serves as the investment adviser to SPRIM, SPRING, SPRIF, CRDEX, STPEX and a certain Existing Affiliated Fund. StepStone Group Real Assets serves as the investment adviser to certain Existing Affiliated Funds and as sub-adviser to SPRIF. StepStone Group Europe serves as the investment adviser to certain Existing Affiliated Funds, as sub-adviser to the Existing BDC and SPCCF and as sub-sub-adviser to CRDEX. StepStone Group Real Estate serves as the investment adviser to certain Existing Affiliated Funds. SPD AG serves as the investment adviser to certain Existing Affiliated Funds. StepStone Group serves as the investment adviser to certain Existing Affiliated Funds and as sub-adviser to SPRIM, SPRING and STPEX. StepStone Group directly or indirectly owns a majority of the voting securities of each of StepStone Private Wealth, StepStone Group Real Assets, StepStone Group Real Estate, SPD AG, StepStone Private Debt and StepStone Group Europe.

Each Existing Adviser is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), except SPD AG which reports to the Commission as an exempt reporting adviser pursuant to Rule 203(m)-1 under the Advisers Act.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the 1940 Act.

[11]	In the future, an Affiliated Entity that is not a Regulated Fund may register as a closed-end management investment company or elect to be regulated as a BDC under the 1940 Act and, if so, will be considered a Regulated Fund for purposes of this Application.

III. ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each direct or indirect subsidiaries of StepStone Group, are under common control, and are thus affiliated persons of each other. More specifically, StepStone Private Wealth is a wholly owned subsidiary of StepStone Group, each of StepStone Group Real Assets, StepStone Group Real Estate and SPD AG is a direct or indirect, majority-owned subsidiary of StepStone Group, and each of StepStone Private Debt and StepStone Group Europe is a wholly owned subsidiary of SPD AG. Accordingly, with respect to the Existing Advisers, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with the Existing Advisers and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

[12]	Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

[14]	Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]	Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.

[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

6. Dispositions:

(a) Prior to any Disposition19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.20

7. Board Oversight

(a)	Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b)	Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c)	At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d)	Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e)	The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

[18]	The Affiliated Entities may adopt shared Co-Investment Policies.

[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.

[20]	“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

8. Recordkeeping. All information presented to the Board pursuant to the Order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing Co-Investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V. PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[21]	If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

[22]	See, e.g., See, e.g., FS Credit Opportunities Corp., et al. (File No. 812-15706), Release No. IC-35520 (April 3, 2025) (notice), Release No. IC-35561 (April 29, 2025) (order); Sixth Street Specialty Lending, Inc. et al. (File No. 812-15729), Release No. IC-35531 (April 10, 2025) (notice), Release No. IC-35570 (May 6, 2025) (order); Blue Owl Capital Corporation, et al. (File No. 812-15715), Release No. IC-35530 (April 9, 2025) (notice), Release No. IC-35573 (May 6, 2025) (order); BlackRock Growth Equity Fund LP, et al. (File No. 812-15712), Release No. IC-35525 (April 8, 2025) (notice), Release No. IC-35572 (May 6, 2025) (order).

VI. PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Ariel Goldblatt	Robert W. Long
Chief Executive Officer	Chief Executive Officer
StepStone Group Private Debt LLC	StepStone Group Private Wealth LLC
277 Park Avenue, 44th Floor	128 S Tryon St., Suite 880
New York, NY, 10172	Charlotte, NC 28202

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Richard Horowitz, Esq.

David Bartels, Esq.

Clay Douglas, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Telephone: (212) 698-3500

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he or she has duly executed the Application for and on behalf of the applicable entity listed; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 22nd day of December, 2025.

STEPSTONE PRIVATE CREDIT FUND LLC

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Authorized Signatory

STEPSTONE PRIVATE MARKETS

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE VENTURE AND GROWTH FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE INFRASTRUCTURE FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE CREDIT INCOME FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE CREDIT CO-INVESTMENT FUND

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE DEBT LLC

By: StepStone Group Private Debt AG (f/k/a Swiss Capital Alternative Investments AG), its Sole Member

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

By:	/s/ Christian Hinze
	Name:	Christian Hinze
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE WEALTH LLC

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE GROUP REAL ASSETS LP

By: StepStone Group Real Assets Holdings LLC, its General Partner

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

StepStone Group Europe Alternative Investments Limited

By:	/s/ David Allen
	Name:	David Allen
	Title:	Authorized Signatory

STEPSTONE GROUP REAL ESTATE LP

By:	/s/ Adam Lesnick
	Name:	Adam Lesnick
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE DEBT AG

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

By:	/s/ Christian Hinze
	Name:	Christian Hinze
	Title:	Authorized Signatory

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its General Partner

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

Artistic Steps Investments SMA LLC; Heathrow Forest Real Estate Opportunities Fund, L.P.; Helvetia European Private Debt Fund SCSp RAIF; Libra Opportunities Fund Splitter, L.P.; Libra Opportunities Fund, L.P.; NFU Mutual Global Infrastructure, L.P.; Real Estate Development Opportunities Intermediary LP; SGIO Tactical Fund LP; SIDF Active 1 LP; SIDF Active 2 LP; Silverstone Tree Frog, LP; SRE Jersey Investco, L.P.; SSG ME Infrastructure Opportunities Fund, L.P.; SSG ME Real Estate Opportunities Fund, L.P.; SSG Z Global Property Fund, L.P.; StepStone A Real Estate Co-Investment Partnership, L.P.; StepStone Amitim Infrastructure Opportunities Fund, L.P.; StepStone B Infrastructure Opportunities Fund II-G, L.P.; StepStone B Infrastructure Opportunities Fund III, L.P.; StepStone B Infrastructure Opportunities Fund II-R (AIV), L.P.; StepStone B infrastructure Opportunities Fund II-R LP; StepStone BVK Real Estate Opportunities Fund SCSp; StepStone Flintholm Infrastructure Fund, L.P.; StepStone H Opportunities Fund Holdings LP; StepStone Infrastructure Co-Investment Partners 2022 Parallel, L.P.; StepStone Infrastructure Co-Investment Partners 2022 SCSp; StepStone Infrastructure Co-Investment Partners 2022, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P. - Series A; StepStone IP Infrastructure Opportunities Fund, L.P. - Series B; StepStone K Blocker, LP; StepStone K II Blocker, L.P.; StepStone K II Splitter, L.P.; StepStone K Infrastructure Opportunities Fund II, L.P.; StepStone K Infrastructure Opportunities Fund III, L.P.; StepStone K Infrastructure Strategic Opportunities Fund, L.P.; StepStone K Real Estate Co-Investment Fund II, L.P.; StepStone K Real Estate Co-Investment Holdings LLC; StepStone K Real Estate II Holdings, L.P.; StepStone KF Infrastructure Fund Holdings II, L.P.; StepStone KF Infrastructure Fund Holdings, L.P.; StepStone NJ Real Assets SMA, L.P.; StepStone NJ Real Estate (GP), LLC; StepStone NPS II Blocker L.P.; StepStone NZ Infrastructure Opportunities Fund, L.P.; Stepstone Ontario Natural Resources Opportunities Fund, L.P.; StepStone P II Cayman Blocker LP; StepStone P Infrastructure Opportunities Fund II LP; StepStone P Infrastructure Opportunities Fund, L.P.; StepStone P Real Estate II Holdings LP; StepStone PH Debt Blocker LP; StepStone Phoenix Infrastructure Debt Opportunities Fund, L.P.; StepStone Phoenix Infrastructure Equity Opportunities Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund II, L.P.; STEPSTONE PTS INFRASTRUCTURE SECONDARY OPPORTUNITIES FUND (AIV) LP; StepStone PTS Infrastructure Secondary Opportunities Fund Holdings, L.P.; StepStone PTS Infrastructure Secondary Opportunities Fund, L.P.; StepStone Real Estate Europe Co-Investments Holdings, L.P.; StepStone Real Estate Partners III; StepStone Real Estate Partners III AIV LP; StepStone Real Estate Partners III AIV Parallel LP; StepStone Real Estate Partners III Offshore Feeder, L.P.; StepStone Real Estate Partners III Offshore Holdings, LLC; StepStone Real Estate Partners IV AIV LP; StepStone Real Estate Partners IV AIV Parallel, LP; StepStone Real Estate Partners V 892 Parallel, L.P.; Stepstone Secondaries Infrastructure  Fund, L.P.; StepStone Secondaries Infrastructure Fund Europe SCSp; StepStone Secondaries Infrastructure Fund Europe, SCSp RAIF; StepStone Secondaries Infrastructure Fund Parallel, L.P.; StepStone Secondary Opportunities Fund RE I, L.P.; StepStone Secondary Opportunities Fund RE II, L.P.; StepStone SRA Co-Investment Partnership, L.P.; StepStone TMAM Infrastructure Opportunities Limited; StepStone V Infrastructure Splitter, L.P.; T1 Tactical Fund, L.P.; TI1 Cayman Blocker Feeder LP; TI1 Cayman Splitter LP; TI1 Tactical Fund LP; Toranomon Infrastructure 1, L.P.; G1 SRE SMA Cayman, L.P.; Lexington C/RE, LLC; NFU Mutual Global Real Estate, L.P.; Real Estate Domestic Partnership Fund I, L.P.; Real Estate Global Partnership Fund II, LP; Real Estate International Partnership Fund I, L.P.; StepStone B Infrastructure Opportunities Fund, L.P.; StepStone C Strategic Core Infrastructure Partnership, L.P.; StepStone European Fund SCS SICAV-SIF; StepStone G Infrastructure Opportunities, L.P.; StepStone HB Opportunities Fund II LP; StepStone Infrastructure Co-Investment Partners 2022 Europe SCSp RAIF; StepStone K Infrastructure Opportunities Fund, L.P.; StepStone KF Infrastructure Fund II, L.P.; StepStone KF Infrastructure Fund, L.P.; StepStone NLGI Infrastructure Opportunities Fund, L.P.; StepStone NPS Infrastructure Fund II LP; StepStone NPS Infrastructure Fund LP; StepStone R Co-Investment Partnership, L.P.; StepStone Scorpio Infrastructure Opportunities Fund LP; SunSIRA Infrastructure Fund, LLC; StepStone Real Estate Partners IV AIV-2 Parallel, L.P.; StepStone Real Estate Partners IV AIV-3 Parallel, L.P.; StepStone Real Estate Partners IV Parallel, L.P.; StepStone Real Estate Partners IV, L.P.; StepStone Real Estate Partners V Europe SCSp RAIF; StepStone Real Estate Partners V QFP Parallel, L.P.; Sunstone Real Estate, L.P. - Series B2; Sunstone Reit, LLC; StepStone HB Real Estate Opportunities Fund LP; StepStone K Real Estate Co-Investment Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund, L.P.; StepStone Real Estate Partners III I Opportunities Fund, L.P.; StepStone Real Estate Partners III Offshore, L.P.; StepStone Real Estate Partners III, L.P.; StepStone Real Estate Partners IV Europe SCSp; StepStone Real Estate Partners V, L.P.; Sunstone Real Estate, L.P.; StepStone Gamma Real Estate Co-Investment Partnership, L.P.; StepStone NJ Real Estate SMA, L.P.; StepStone Real Estate Partners V Sidecar 892 Parallel, L.P.; StepStone KU Co-Investment Partnership, L.P.; StepStone Real Estate Europe Co-Investments Holdings II, L.P.; StepStone T Real Estate Opportunities Fund, L.P.

By:	/s/ Adam Lesnick
	Name:	Adam Lesnick
	Title:	Authorized Signatory

Heathrow Forest Venture Opportunities Fund, L.P.; Juniversitas Real Estate Diversified Fund SS (USD), L.P.; Real Estate Development Opportunities Access Feeder, LP; Silverstone Balfour, L.P.; SilverStone Erasmus, LLC; Silverstone IV, LLC – Series D; SilverStone IV, LLC - Series E; SILVERSTONE IV, LLC - SERIES F; Silverstone IV, LLC - Series H; SilverStone IV, LLC - Series I; SilverStone IV, LLC - Series J; SilverStone IV, LLC - Series K; SilverStone IV, LLC - Series L; SilverStone IV, LLC - Series M; SilverStone IV, LLC - Series N; SilverStone Kahuna, LLC; Silverstone Ladder L.P.; SilverStone Nolan (Onshore), LLC; SilverStone Nolan Aggregator, LLC; SilverStone Nolan, L.P.; Silverstone Pattern, LLC - Series A; Silverstone Pattern, LLC - Series B; SilverStone Pebbles IV, LLC; SilverStone Pebbles V, LLC; SSOF IV OVERAGE SMA L SCSp RAIF; SSOF V Overage Europe SCSp RAIF; StepStone AP Opportunities Fund, L.P. - Series C; Stepstone AZ Secondary Opportunities Fund, L.P.; StepStone Badger Secondary Opportunities Holdings, L.P.; StepStone BV Opportunities Fund LP; StepStone BVK Opportunities Fund II SCSp; StepStone Capital Partners IV Europe SCSp; StepStone Capital Partners V Europe Holdings SCSp RAIF; StepStone Capital Partners V Europe SCSp RAIF; StepStone Climate Fund Parallel, LP; StepStone Climate Fund SCSp RAIF; StepStone East Town Strategic Capital Fund V, L.P.; StepStone East Town Strategic Capital Fund, L.P.; Stepstone FSS Opportunities Fund, L.P. - Series B; StepStone Holyrood Private Equity Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund IV, L.P.; StepStone KF Marinas Corp, LLC; Stepstone KF Marinas, LLC; StepStone KF Private Equity Holdings II, L.P.; StepStone KF Private Equity Holdings, L.P.; StepStone LMM Opportunities Fund I, L.P. - Series A; StepStone LMM Opportunities Fund I, L.P. - Series B; StepStone NL Opportunities Fund III, L.P.; StepStone NL Opportunities Fund V, L.P.; StepStone Oxford Fund I, L.P.; StepStone P Blocker, LP; StepStone PF Opportunities Fund (L), L.P.; StepStone PI Opportunities Fund, L.P.; StepStone Private Equity LP Secondary Opportunities Ltd; StepStone Private Markets Horizons Fund, L.P.; StepStone Rivas Private Equity Holdings, L.P.; StepStone AZ China and Asia Opportunities Fund II, L.P.; StepStone BVK Opportunities Fund SCSp; StepStone Capital Partners III, L.P.; StepStone Capital Partners IV Europe Holdings SCSp; StepStone Maple Opportunities Fund, L.P.; StepStone Mexico I SLP, L.P.; StepStone NL Opportunities Fund II, L.P.; StepStone NL Opportunities Fund, L.P.; StepStone NPS PE Fund II, L.P.; StepStone NPS PE Fund, L.P.; StepStone P Opportunities Fund, L.P.; StepStone Phoenix Opportunities Fund, L.P.; Stepstone Pioneer Capital III, L.P.; StepStone Rivas Private Equity Fund, L.P.; StepStone Secondary Opportunities Fund II, L.P.; StepStone Secondary Opportunities Fund III Offshore Holdings SCSp; StepStone Secondary Opportunities Fund III, L.P.; StepStone Secondary Opportunities Fund IV Europe Holdings SCSp; StepStone Secondary Opportunities Fund IV, L.P.; StepStone Secondary Opportunities Fund V, L.P.; StepStone Tactical Growth Fund II, L.P.; StepStone Tactical Growth Fund III, L.P.; StepStone UWF Secondary Opportunities Fund, L.P.; StepStone XL Opportunities Fund II-A, L.P.; StepStone XL Opportunities Fund II-B, L.P.; StepStone XL Opportunities Fund, L.P.; Sunstone PE Opportunities Fund, LLC; StepStone Secondary Opportunities Fund, L.P.; StepStone Sprout Opportunities Fund, L.P.; StepStone Tactical Growth Fund IV, L.P.; Stepstone Tactical Growth Fund, L.P.; StepStone TC Infrastructure Opportunities (Holdings), L.P.; StepStone TC Infrastructure Opportunities Fund, L.P.; StepStone TC Opportunities Fund, L.P.; StepStone Thunderbird Opportunities Fund, L.P.; Stepstone TS Opportunities Fund, L.P.; StepStone UWF Secondaries (GP), L.P.; StepStone XL Opportunities Fund II-B Feeder, L.P.; StepStone Yellowcreek Fund, L.P.; Sunstone PE Opportunities Fund, LLC - Series B; Bridge Village Limited; Heathrow Forest Asia Opportunities Fund, L.P.; StepStone A Opportunities Fund, L.P.; StepStone CGC Opportunities I, L.P.; StepStone E Opportunites Fund, L.P.; StepStone Endurance LP; StepStone Ferro Opportunities Fund, L.P.; StepStone FSS Opportunities Fund, L.P.; StepStone H Opportunities Fund LP; StepStone JP Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund II, L.P.; StepStone K Strategic Opportunities Fund III, L.P.; StepStone K Strategic Opportunities Fund, L.P.; StepStone KF Private Equity Fund II, L.P.; StepStone KF Private Equity Fund, L.P.; StepStone LMM Opportunities Fund I, L.P.; StepStone Capital Partners VI, L.P.; StepStone Capital Partners VI Offshore Holdings, L.P.; StepStone Capital Partners VI Europe Holdings SCSp; StepStone NL Opportunities Fund VI, L.P.; SilverStone Pebbles V-A, LLC; SilverStone Sequel, L.P.; SilverStone Harpoon Aggregator, L.P.; SilverStone Century, L.P.; SilverStone WH Aggregator, L.P.; SilverStone WH-A Aggregator, L.P.; SilverStone Cove Aggregator, L.P.; SilverStone Cove Offshore Aggregator, L.P.

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

SC PRO Unicum Fund; 3 SC Pride Fund; AGON Fund; AXA Vorsorge Private Debt SCA SICAV-RAIF; CVC CP SSG European Private Debt Fund; EuroPrima Fund; IMI Private Debt Fund; LG Direct Lending Platform; LG Income Fund; Oceanic Global Investment Funds Plc; Pacific Ocean Fund; PR Private Debt Fund; SC Alternative Strategy 10 SP; SC Alternative Strategy 11 SP; SC Alternative Strategy 12 SP; SC Alternative Strategy 13 SP; SC Alternative Strategy 14 SP; SC Alternative Strategy 15 SP; SC Alternative Strategy 16 SP; SC Alternative Strategy 2 SP; SC Alternative Strategy 3 SP; SC Alternative Strategy 5 SP; SC Alternative Strategy 6 SP; SC Alternative Strategy 7 SP; SC Alternative Strategy 9 SP; SC Alternative Strategy A SP; SC LV Private Debt Fund; SC LV Private Debt Platform Fund; SC Modus Classic Defender Fund; SC Multi-Strategy Fund; SC Private Debt Fund III SCSp; CWPS Global Infrastructure Fund; Senior Corporate Lending Europe Fund; Senior Corporate Lending Fund I; SCL XL I Fund LP; SSG Credit Specialties Fund I LP; SSG EF Opportunities Fund LP ; SSG Enstar Private Credit Fund (Cayman) LP; SSG ERK Private Debt Fund; SSG OAM Private Debt Fund LP; SSG PAT Private Debt Fund LP; SSG PKE Private Credit Maggia Fund L.P.; SSG Private Credit Platform SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF - StepStone TPM Private Debt Fund; SSG Tilad Private Debt Fund LP; SSG Warehouse Aggregator Fund L.P.; Stepstone BL Private Debt Fund; Stepstone Credit Opportunities Fund I; Stepstone Credit Opportunities Fund I - A L.P.; Stepstone Credit Opportunities Fund I (Cayman) LP; StepStone Credit Opportunities Fund II; StepStone Credit Opportunities Fund II (Cayman) LP; SSG Credit Strategies V ICAV; SSG Credit Strategies VIII ICAV; SSG ABI Private Debt Fund; SSG BI Private Debt Fund; SSG BL Private Debt Fund; SSG COV Private Debt Fund; SSG Credit Strategies IV ICAV; SSG Credit Strategies IX ICAV; SSG Credit Strategies VI ICAV; SSG Credit Strategies VII; SSG Credit Strategies X ICAV; SSG Credit Strategies XI ICAV; SSG Credit Strategies XII ICAV; SSG Credit Strategies XIII ICAV ; SSG Credit Strategies XIV ICAV; SSG Enstar Private Debt Fund ; SSG Enstar Private Debt Fund II; SSG GEN Credit Fund I; SSG GEN Credit Fund II; SSG GEN Credit Fund III; SSG INTER Private Debt Fund; SSG KVBW Private Debt Fund; SSG NLGI Private Debt Funds SPC; SSG Private Markets VI Funds ; SSG Senior Corporate Lending II Fund; SSG Senior Corporate Lending III Fund; SSG SF Income Fund; SSG SF Income Fund US; SSG SI Private Debt Fund; SSG Valluga Fund; SSG VDA Private Debt Fund; StepStone Middle Market Lending Fund LP; Stepstone Opportunistic Lending Fund I LP; Stepstone Private Debt Fund 2023 LP; StepStone Prudential Private Credit Fund; StepStone PSY ENPAP Private Debt Fund; StepStone Secondary Opportunities Fund III Offshore SCSp; StepStone Secondary Opportunities Fund IV Europe SCSp; StepStone Secondary Opportunities Fund V Europe Holdings SCSp RAIF; Stepstone Senior Corporate Lending Fund II; Stepstone Senior Corporate Lending Fund II (Cayman) LP; Stepstone Senior Corporate Lending Fund III; StepStone Senior Corporate Lending Fund III (Cayman) LP; StepStone Tactical Growth Fund IV Europe Holdings SCSp RAIF; StepStone Tactical Growth Fund IV Europe SCSp RAIF; StepStone VC Global Partners XI Lux SCSp RAIF; StepStone VC Secondaries Fund VI (Lux Feeder) SCSp, SICAV-RAIF; Stepstone VC Secondaries Fund VI (Lux) SCSp, SICAV-RAIF; StepStone VMB Secondary Opportunities Fund SCSp; Swiss Capital Alternative Strategies Funds II SPC; Swiss Capital Alternative Strategies Funds SPC; Swiss Capital Co-Investments Private Debt Offshore SP; Swiss Capital Credit Strategies ICAV; Swiss Capital Credit Strategies II ICAV; Swiss Capital Credit Strategies III ICAV; Swiss Capital European Private Debt Funds I - Co-Invest European Private Debt Fund; Swiss Capital European Private Debt Funds I - Co-Investment European Traditional Senior Lending Fund; Swiss Capital European Private Debt Funds I SCA SICAV-RAIF; Swiss Capital Long/Short Equity Fund; Swiss Capital Private Debt Feeder Fund I L.P.; Swiss Capital Private Debt Feeder Fund II LP; Swiss Capital Private Debt Feeder Fund III LP; Swiss Capital Private Markets Fund; Swiss Capital Private Markets Funds II; Swiss Capital Private Markets Funds III; Swiss Capital Private Markets Funds V; Swiss Capital PRO Disintermediation I Fund; Swiss Capital Pro Loan V Plc; Swiss Capital PRO Matrix Fund; Swiss Capital PRO Salute II Fund; Swiss Capital PRO SST Fund; Swiss Capital TLCP Private Debt Fund LP; VG EU Co-Investment Private Debt Fund; VG European Private Debt Funds – Co-Investment Private Debt Fund; VG European Private Debt Funds SCSp SICAV-RAIF; VG Global Private Debt Fund I; VG US Co-Investment Private Debt Fund LP; VG US Private Debt Fund; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Debt; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Equity; VIG Private Markets Fund SCA SICAV-RAIF; SSG HC Private Debt Fund; SSG Semper Vivus Private Debt Fund; SSG Credit Specialty Credit Fund III LP; Tobar Global Investments ICAV; Private Credit Fund I; SSG MCMA Private Debt Fund LP; SSG TPGTB Private Debt Offshore SP; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit European Co-Investment Fund; SSG PD Umbrella Fund SCSp SICAV-RAIF; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit US Co-Investment Fund; SC CWMAA Senior Corporate Lending L.P.; Senior Corporate Lending Enhanced I Fund LP; SSG ME Private Debt Fund LP; SSG Mexico Private Debt Fund I SP; SSG NLGI European Direct Lending SP; Stepstone ADF Opportunities Fund LP; StepStone VMB Secondary Opportunities Fund Holdings; SCSp SSG BPP Private Debt Fund LP

By:	/s/ David Allen
	Name:	David Allen
	Title:	Authorized Signatory

StepStone (Luxembourg) SCA SICAV-RAIF

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

Heathrow Forest Private Debt Fund, L.P.; StepStone CC Opportunities Fund, LLC; StepStone Secondary Opportunities Fund V Europe SCSp RAIF; Stepstone TPM Private Debt Fund; Stepstone Trade Finance Fund; Stepstone Trade Finance ICAV; Stepstone TSL Fund I LP

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

StepStone Private Credit Platform (Cayman) SPC

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Authorized Signatory

Swiss Capital Anlagestiftung I - Private Debt Allocator I; Swiss Capital Anlagestiftung I- Private Debt Allocator II; Swiss Capital Anlagestiftung I - Private Debt Allocator IV; Swiss Capital Anlagestiftung I- Private Debt Allocator IX; Swiss Capital Anlagestiftung I- Private Debt Allocator V; Swiss Capital Anlagestiftung I - Private Debt Allocator VI; Swiss Capital Anlagestiftung I - Private Debt Allocator VIII; Swiss Capital Anlagestiftung I - Private Debt Allocator XI; Swiss Capital Anlagestiftung I - Private Markets Allocator II

By:	/s/ Michael Byrne
	Name:	Michael Byrne
	Title:	Authorized Signatory

SPV Facility I LLC; StepStone Great Lakes SPV Facility II LLC; Stepstone SPV Facility III LLC; StepStone CLO 2024-I LLC; StepStone CLO 2025-I LLC; StepStone SPV Facility IV Intermediate Holdco LLC; Stepstone SPV Facility IV LLC; StepStone SPV Facility V LLC; SCRED SPV VI LLC; SPRIM LLC; SPRIM Cayman LLC; SPRIM Cayman II LLC; SPRIM Cayman III LLC; SPRIM Blue Jay Investco ULC; SPRING I LLC; SPRING Cayman LLC; SPRING Cayman II LLC; STRUCTURE LLC; STRUCTURE Cayman LLC; STRUCTURE Cayman II LLC; STRUCTURE Cayman III LLC; STRUCTURE Cayman IV LLC; CRDEX LLC; STPEX Holdings LLC; STPEX Intermediate LLC; STPEX Subsidiary LLC; STPEX LLC; STPEX Cayman LLC; STPEX Cayman II LLC

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

SSG Credit Specialities Fund II LP; StepStone Aman Private Credit Oriented Fund; StepStone Aman Private Credit Oriented SP; StepStone Astra Private Debt Fund; StepStone Astra Private Debt Fund SP; Prudential Orchid Private Credit Fund II LP

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

By:	/s/ Denitza Kadinova
	Name:	Denitza Kadinova
	Title:	Authorized Signatory

StepStone VC Wabash Fund II LP; StepStone VC Ajwa (Cayman) LP; StepStone VC Global Partners XII-F Aggregator LP; StepStone VC Global Partners XII-D Aggregator LP; StepStone VC Brazos Fund LP

By:	/s/ Eric Thompson
	Name:	Eric Thompson
	Title:	Authorized Signatory

Schedule A

Existing Wholly-Owned Subsidiaries

Existing Wholly-Owned Subsidiaries of StepStone Private Credit Fund LLC

1.	SPV Facility I LLC
2.	StepStone Great Lakes SPV Facility II LLC
3.	Stepstone SPV Facility III LLC
4.	StepStone CLO 2024-I LLC
5.	StepStone CLO 2025-I LLC
6.	StepStone SPV Facility IV Intermediate Holdco LLC
7.	Stepstone SPV Facility IV LLC
8.	StepStone SPV Facility V LLC
9.	SCRED SPV VI LLC

Existing Wholly-Owned Subsidiaries of StepStone Private Markets

1.	SPRIM LLC
2.	SPRIM Cayman LLC
3.	SPRIM Cayman II LLC
4.	SPRIM Cayman III LLC
5.	SPRIM Blue Jay Investco ULC

Existing Wholly-Owned Subsidiaries of StepStone Private Venture and Growth Fund

1.	SPRING I LLC
2.	SPRING Cayman LLC
3.	SPRING Cayman II LLC

Existing Wholly-Owned Subsidiaries of StepStone Private Infrastructure Fund

1.	STRUCTURE LLC
2.	STRUCTURE Cayman LLC
3.	STRUCTURE Cayman II LLC
4.	STRUCTURE Cayman III LLC
5.	STRUCTURE Cayman IV LLC

Existing Wholly-Owned Subsidiaries of StepStone Private Credit Income Fund

1.	CRDEX LLC

Existing Wholly-Owned Subsidiaries of StepStone Private Equity Strategies Fund

1.	STPEX Holdings LLC
2.	STPEX Intermediate LLC
3.	STPEX Subsidiary LLC
4.	STPEX LLC
5.	STPEX Cayman LLC
6.	STPEX Cayman II LLC

Schedule B

Existing Affiliated Funds Advised by StepStone Group Private Debt LLC

1.	Prudential Orchid Private Credit Fund II LP
2.	SSG Credit Specialities Fund II LP
3.	StepStone Aman Private Credit Oriented Fund
4.	StepStone Aman Private Credit Oriented SP
5.	StepStone Astra Private Debt Fund
6.	StepStone Astra Private Debt Fund SP
7.	StepStone CC Opportunities Fund, LLC
8.	StepStone Private Credit Platform (Cayman) SPC

Existing Affiliated Fund Advised by StepStone Group Private Wealth LLC

9.	StepStone (Luxembourg) SCA SICAV-RAIF

Existing Affiliated Funds Advised by StepStone Group Real Assets LP

10.	Libra Opportunities Fund Splitter, L.P.
11.	Libra Opportunities Fund, L.P.
12.	NFU Mutual Global Infrastructure, L.P.
13.	SGIO Tactical Fund LP
14.	SSG ME Infrastructure Opportunities Fund, L.P.
15.	StepStone B Infrastructure Opportunities Fund II-G, L.P.
16.	StepStone B Infrastructure Opportunities Fund III, L.P.
17.	StepStone B Infrastructure Opportunities Fund II-R (AIV), L.P.
18.	StepStone B infrastructure Opportunities Fund II-R LP
19.	StepStone Flintholm Infrastructure Fund, L.P.
20.	StepStone H Opportunities Fund Holdings LP
21.	StepStone Infrastructure Co-Investment Partners 2022 Parallel, L.P.
22.	StepStone Infrastructure Co-Investment Partners 2022 SCSp
23.	StepStone Infrastructure Co-Investment Partners 2022, L.P.
24.	StepStone IP Infrastructure Opportunities Fund, L.P.
25.	StepStone IP Infrastructure Opportunities Fund, L.P. - Series A
26.	StepStone IP Infrastructure Opportunities Fund, L.P. - Series B
27.	StepStone K Blocker, LP
28.	StepStone K II Blocker, L.P.
29.	StepStone K II Splitter, L.P.
30.	StepStone K Infrastructure Opportunities Fund II, L.P.
31.	StepStone K Infrastructure Opportunities Fund III, L.P.
32.	StepStone K Infrastructure Strategic Opportunities Fund, L.P.
33.	StepStone KF Infrastructure Fund Holdings II, L.P.
34.	StepStone KF Infrastructure Fund Holdings, L.P.
35.	StepStone NJ Real Assets SMA, L.P.
36.	StepStone NPS II Blocker L.P.
37.	StepStone NZ Infrastructure Opportunities Fund, L.P.
38.	Stepstone Ontario Natural Resources Opportunities Fund, L.P.
39.	StepStone P II Cayman Blocker LP
40.	StepStone P Infrastructure Opportunities Fund II LP
41.	StepStone P Infrastructure Opportunities Fund, L.P.
42.	StepStone PH Debt Blocker LP
43.	StepStone Phoenix Infrastructure Debt Opportunities Fund, L.P.
44.	StepStone Phoenix Infrastructure Equity Opportunities Fund, L.P.
45.	STEPSTONE PTS INFRASTRUCTURE SECONDARY OPPORTUNITIES FUND (AIV) LP
46.	StepStone PTS Infrastructure Secondary Opportunities Fund Holdings, L.P.

47.	StepStone PTS Infrastructure Secondary Opportunities Fund, L.P.
48.	Stepstone Secondaries Infrastructure Fund, L.P.
49.	StepStone Secondaries Infrastructure Fund Europe SCSp
50.	StepStone Secondaries Infrastructure Fund Europe, SCSp RAIF
51.	StepStone Secondaries Infrastructure Fund Parallel, L.P.
52.	StepStone SRA Co-Investment Partnership, L.P.
53.	StepStone TMAM Infrastructure Opportunities Limited
54.	StepStone V Infrastructure Splitter, L.P.
55.	T1 Tactical Fund, L.P.
56.	TI1 Cayman Blocker Feeder LP
57.	TI1 Cayman Splitter LP
58.	TI1 Tactical Fund LP
59.	Toranomon Infrastructure 1, L.P.
60.	StepStone B Infrastructure Opportunities Fund, L.P.
61.	StepStone C Strategic Core Infrastructure Partnership, L.P.
62.	StepStone G Infrastructure Opportunities, L.P.
63.	StepStone Infrastructure Co-Investment Partners 2022 Europe SCSp RAIF
64.	StepStone K Infrastructure Opportunities Fund, L.P.
65.	StepStone KF Infrastructure Fund II, L.P.
66.	StepStone KF Infrastructure Fund, L.P.
67.	StepStone NLGI Infrastructure Opportunities Fund, L.P.
68.	StepStone NPS Infrastructure Fund II LP
69.	StepStone NPS Infrastructure Fund LP
70.	StepStone R Co-Investment Partnership, L.P.
71.	StepStone Scorpio Infrastructure Opportunities Fund LP
72.	SunSIRA Infrastructure Fund, LLC

Existing Affiliated Funds Advised by StepStone Group Real Estate LP

73.	Artistic Steps Investments SMA LLC
74.	Heathrow Forest Real Estate Opportunities Fund, L.P.
75.	Helvetia European Private Debt Fund SCSp RAIF
76.	Real Estate Development Opportunities Intermediary LP
77.	SIDF Active 1 LP
78.	SIDF Active 2 LP
79.	Silverstone Tree Frog, LP
80.	SRE Jersey Investco, L.P.
81.	SSG ME Real Estate Opportunities Fund, L.P.
82.	SSG Z Global Property Fund, L.P.
83.	StepStone A Real Estate Co-Investment Partnership, L.P.
84.	StepStone BVK Real Estate Opportunities Fund SCSp
85.	StepStone K Real Estate Co-Investment Fund II, L.P.
86.	StepStone K Real Estate Co-Investment Holdings LLC
87.	StepStone K Real Estate II Holdings, L.P.
88.	StepStone NJ Real Estate (GP), LLC
89.	StepStone P Real Estate II Holdings LP
90.	StepStone PIFSS Real Estate Co-Investment Fund II, L.P.
91.	StepStone Real Estate Europe Co-Investments Holdings, L.P.
92.	StepStone Real Estate Partners III
93.	StepStone Real Estate Partners III AIV LP
94.	StepStone Real Estate Partners III AIV Parallel LP
95.	StepStone Real Estate Partners III Offshore Feeder, L.P.
96.	StepStone Real Estate Partners III Offshore Holdings, LLC
97.	StepStone Real Estate Partners IV AIV LP
98.	StepStone Real Estate Partners IV AIV Parallel, LP

99.	StepStone Real Estate Partners IV AIV-2 Parallel, L.P.
100.	StepStone Real Estate Partners IV AIV-3 Parallel, L.P.
101.	StepStone Real Estate Partners IV Parallel, L.P.
102.	StepStone Real Estate Partners IV, L.P.
103.	StepStone Real Estate Partners V 892 Parallel, L.P.
104.	StepStone Real Estate Partners V Europe SCSp RAIF
105.	StepStone Real Estate Partners V QFP Parallel, L.P.
106.	StepStone Secondary Opportunities Fund RE I, L.P.
107.	StepStone Secondary Opportunities Fund RE II, L.P.
108.	Sunstone Real Estate, L.P. - Series B2
109.	Sunstone Reit, LLC
110.	G1 SRE SMA Cayman, L.P.
111.	Lexington C/RE, LLC
112.	NFU Mutual Global Real Estate, L.P.
113.	Real Estate Domestic Partnership Fund I, L.P.
114.	Real Estate Global Partnership Fund II, LP
115.	Real Estate International Partnership Fund I, L.P.
116.	StepStone European Fund SCS SICAV-SIF
117.	StepStone HB Opportunities Fund II LP
118.	StepStone HB Real Estate Opportunities Fund LP
119.	StepStone K Real Estate Co-Investment Fund, L.P.
120.	StepStone PIFSS Real Estate Co-Investment Fund, L.P.
121.	StepStone Real Estate Partners III I Opportunities Fund, L.P.
122.	StepStone Real Estate Partners III Offshore, L.P.
123.	StepStone Real Estate Partners III, L.P.
124.	StepStone Real Estate Partners IV Europe SCSp
125.	StepStone Real Estate Partners V, L.P.
126.	Sunstone Real Estate, L.P.

127.	StepStone Gamma Real Estate Co-Investment Partnership, L.P.

128.	StepStone NJ Real Estate SMA, L.P.

129.	StepStone Real Estate Partners V Sidecar 892 Parallel, L.P.

130.	StepStone KU Co-Investment Partnership, L.P.

131.	StepStone Real Estate Europe Co-Investments Holdings II, L.P.

132.	StepStone T Real Estate Opportunities Fund, L.P.

Existing Affiliated Funds Advised by StepStone Group Europe Alternative Investments Limited

133.	3 SC Pride Fund
134.	AGON Fund
135.	AXA Vorsorge Private Debt SCA SICAV-RAIF
136.	CVC CP SSG European Private Debt Fund
137.	EuroPrima Fund
138.	IMI Private Debt Fund
139.	LG Direct Lending Platform
140.	LG Income Fund
141.	Oceanic Global Investment Funds Plc
142.	Pacific Ocean Fund
143.	PR Private Debt Fund
144.	SC PRO Unicum Fund
145.	SC Alternative Strategy 10 SP
146.	SC Alternative Strategy 11 SP
147.	SC Alternative Strategy 12 SP
148.	SC Alternative Strategy 13 SP
149.	SC Alternative Strategy 14 SP
150.	SC Alternative Strategy 15 SP
151.	SC Alternative Strategy 16 SP
152.	SC Alternative Strategy 2 SP
153.	SC Alternative Strategy 3 SP
154.	SC Alternative Strategy 5 SP
155.	SC Alternative Strategy 6 SP
156.	SC Alternative Strategy 7 SP

157.	SC Alternative Strategy 9 SP
158.	SC Alternative Strategy A SP
159.	SC LV Private Debt Fund
160.	SC LV Private Debt Platform Fund
161.	SC Modus Classic Defender Fund
162.	SC Multi-Strategy Fund
163.	SC Private Debt Fund III SCSp
164.	CWPS Global Infrastructure Fund
165.	Senior Corporate Lending Europe Fund
166.	Senior Corporate Lending Fund I
167.	SCL XL I Fund LP
168.	SSG Credit Specialties Fund I LP
169.	SSG EF Opportunities Fund LP
170.	SSG Enstar Private Credit Fund (Cayman) LP
171.	SSG ERK Private Debt Fund
172.	SSG OAM Private Debt Fund LP
173.	SSG PAT Private Debt Fund LP
174.	SSG PKE Private Credit Maggia Fund L.P.
175.	SSG Private Credit Platform SCA SICAV-RAIF
176.	SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF
177.	SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF - StepStone TPM Private Debt Fund
178.	SSG Tilad Private Debt Fund LP
179.	SSG Warehouse Aggregator Fund L.P.
180.	Stepstone BL Private Debt Fund
181.	Stepstone Credit Opportunities Fund I
182.	Stepstone Credit Opportunities Fund I - A L.P.
183.	Stepstone Credit Opportunities Fund I (Cayman) LP
184.	StepStone Credit Opportunities Fund II
185.	StepStone Credit Opportunities Fund II (Cayman) LP
186.	SSG Credit Strategies V ICAV
187.	SSG Credit Strategies VIII ICAV
188.	SSG ABI Private Debt Fund
189.	SSG BI Private Debt Fund
190.	SSG BL Private Debt Fund
191.	SSG COV Private Debt Fund
192.	SSG Credit Strategies IV ICAV
193.	SSG Credit Strategies IX ICAV
194.	SSG Credit Strategies VI ICAV
195.	SSG Credit Strategies VII
196.	SSG Credit Strategies X ICAV
197.	SSG Credit Strategies XI ICAV
198.	SSG Credit Strategies XII ICAV
199.	SSG Credit Strategies XIII ICAV
200.	SSG Credit Strategies XIV ICAV
201.	SSG Enstar Private Debt Fund I
202.	SSG Enstar Private Debt Fund II
203.	SSG GEN Credit Fund I
204.	SSG GEN Credit Fund II
205.	SSG GEN Credit Fund III
206.	SSG INTER Private Debt Fund
207.	SSG KVBW Private Debt Fund
208.	SSG NLGI Private Debt Funds SPC
209.	SSG Private Markets VI Funds
210.	SSG Senior Corporate Lending II Fund
211.	SSG Senior Corporate Lending III Fund
212.	SSG SF Income Fund
213.	SSG SF Income Fund US

214.	SSG SI Private Debt Fund
215.	SSG Valluga Fund
216.	SSG VDA Private Debt Fund
217.	StepStone Middle Market Lending Fund LP
218.	Stepstone Opportunistic Lending Fund I LP
219.	Stepstone Private Debt Fund 2023 LP
220.	StepStone Prudential Private Credit Fund
221.	StepStone PSY ENPAP Private Debt Fund
222.	StepStone Secondary Opportunities Fund III Offshore SCSp
223.	StepStone Secondary Opportunities Fund IV Europe SCSp
224.	StepStone Secondary Opportunities Fund V Europe Holdings SCSp RAIF
225.	Stepstone Senior Corporate Lending Fund II
226.	Stepstone Senior Corporate Lending Fund II (Cayman) LP
227.	Stepstone Senior Corporate Lending Fund III
228.	StepStone Senior Corporate Lending Fund III (Cayman) LP
229.	StepStone Tactical Growth Fund IV Europe Holdings SCSp RAIF
230.	StepStone Tactical Growth Fund IV Europe SCSp RAIF
231.	StepStone VC Global Partners XI Lux SCSp RAIF
232.	StepStone VC Secondaries Fund VI (Lux Feeder) SCSp, SICAV-RAIF
233.	Stepstone VC Secondaries Fund VI (Lux) SCSp, SICAV-RAIF
234.	StepStone VMB Secondary Opportunities Fund Holdings SCSp
235.	StepStone VMB Secondary Opportunities Fund SCSp
236.	Swiss Capital Alternative Strategies Funds II SPC
237.	Swiss Capital Alternative Strategies Funds SPC
238.	Swiss Capital Co-Investments Private Debt Offshore SP
239.	Swiss Capital Credit Strategies ICAV
240.	Swiss Capital Credit Strategies II ICAV
241.	Swiss Capital Credit Strategies III ICAV
242.	Swiss Capital European Private Debt Funds I - Co-Invest European Private Debt Fund
243.	Swiss Capital European Private Debt Funds I - Co-Investment European Traditional Senior Lending Fund
244.	Swiss Capital European Private Debt Funds I SCA SICAV-RAIF
245.	Swiss Capital Long/Short Equity Fund
246.	Swiss Capital Private Debt Feeder Fund I L.P.
247.	Swiss Capital Private Debt Feeder Fund II LP
248.	Swiss Capital Private Debt Feeder Fund III LP
249.	Swiss Capital Private Markets Fund
250.	Swiss Capital Private Markets Funds II
251.	Swiss Capital Private Markets Funds III
252.	Swiss Capital Private Markets Funds V
253.	Swiss Capital PRO Disintermediation I Fund
254.	Swiss Capital Pro Loan V Plc
255.	Swiss Capital PRO Matrix Fund
256.	Swiss Capital PRO Salute II Fund
257.	Swiss Capital PRO SST Fund
258.	Swiss Capital TLCP Private Debt Fund LP
259.	VG EU Co-Investment Private Debt Fund
260.	VG European Private Debt Funds – Co-Investment Private Debt Fund
261.	VG European Private Debt Funds SCSp SICAV-RAIF
262.	VG Global Private Debt Fund I
263.	VG US Co-Investment Private Debt Fund LP
264.	VG US Private Debt Fund
265.	VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Debt
266.	VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Equity
267.	VIG Private Markets Fund SCA SICAV-RAIF
268.	SSG HC Private Debt Fund
269.	SSG Semper Vivus Private Debt Fund

270.	SSG Credit Specialty Credit Fund III LP
271.	Tobar Global Investments ICAV
272.	Private Credit Fund I
273.	SSG MCMA Private Debt Fund LP
274.	SSG TPGTB Private Debt Offshore SP
275.	SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit European Co-Investment Fund
276.	SSG PD Umbrella Fund SCSp SICAV-RAIF
277.	SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit US Co-Investment Fund
278.	SC CWMAA Senior Corporate Lending L.P.
279.	Senior Corporate Lending Enhanced I Fund LP
280.	SSG ME Private Debt Fund LP
281.	SSG Mexico Private Debt Fund I SP
282.	SSG NLGI European Direct Lending SP
283.	Stepstone ADF Opportunities Fund LP
284.	SSG BPP Private Debt Fund LP
285.	StepStone Capital Partners VI Europe Holdings SCSp

Existing Affiliated Funds Advised by StepStone Group LP

286.	Heathrow Forest Private Debt Fund, L.P.
287.	Heathrow Forest Venture Opportunities Fund, L.P.
288.	Juniversitas Real Estate Diversified Fund SS (USD), L.P.
289.	Real Estate Development Opportunities Access Feeder, LP
290.	Silverstone Balfour, L.P.
291.	SilverStone Erasmus, LLC
292.	Silverstone IV, LLC – Series D
293.	SilverStone IV, LLC - Series E
294.	SILVERSTONE IV, LLC - SERIES F
295.	Silverstone IV, LLC - Series H
296.	SilverStone IV, LLC - Series I
297.	SilverStone IV, LLC - Series J
298.	SilverStone IV, LLC - Series K
299.	SilverStone IV, LLC - Series L
300.	SilverStone IV, LLC - Series M
301.	SilverStone IV, LLC - Series N
302.	SilverStone Kahuna, LLC
303.	Silverstone Ladder L.P.
304.	SilverStone Nolan (Onshore), LLC
305.	SilverStone Nolan Aggregator, LLC
306.	SilverStone Nolan, L.P.
307.	Silverstone Pattern, LLC - Series A
308.	Silverstone Pattern, LLC - Series B
309.	SilverStone Pebbles IV, LLC
310.	SilverStone Pebbles V, LLC
311.	SSOF IV OVERAGE SMA L SCSp RAIF
312.	SSOF V Overage Europe SCSp RAIF
313.	StepStone Amitim Infrastructure Opportunities Fund, L.P.
314.	StepStone AP Opportunities Fund, L.P. - Series C
315.	Stepstone AZ Secondary Opportunities Fund, L.P.
316.	StepStone Badger Secondary Opportunities Holdings, L.P.
317.	StepStone BV Opportunities Fund LP
318.	StepStone BVK Opportunities Fund II SCSp
319.	StepStone Capital Partners IV Europe SCSp
320.	StepStone Capital Partners V Europe Holdings SCSp RAIF
321.	StepStone Capital Partners V Europe SCSp RAIF
322.	StepStone Climate Fund Parallel, LP

323.	StepStone Climate Fund SCSp RAIF
324.	StepStone East Town Strategic Capital Fund V, L.P.
325.	StepStone East Town Strategic Capital Fund, L.P.
326.	Stepstone FSS Opportunities Fund, L.P. - Series B
327.	StepStone Holyrood Private Equity Opportunities Fund, L.P.
328.	StepStone K Strategic Opportunities Fund IV, L.P.
329.	StepStone KF Marinas Corp, LLC
330.	Stepstone KF Marinas, LLC
331.	StepStone KF Private Equity Holdings II, L.P.
332.	StepStone KF Private Equity Holdings, L.P.
333.	StepStone LMM Opportunities Fund I, L.P. - Series A
334.	StepStone LMM Opportunities Fund I, L.P. - Series B
335.	StepStone NL Opportunities Fund III, L.P.
336.	StepStone NL Opportunities Fund V, L.P.
337.	StepStone Oxford Fund I, L.P.
338.	StepStone P Blocker, LP
339.	StepStone PF Opportunities Fund (L), L.P.
340.	StepStone PI Opportunities Fund, L.P.
341.	StepStone Private Equity LP Secondary Opportunities Ltd
342.	StepStone Private Markets Horizons Fund, L.P.
343.	StepStone Rivas Private Equity Holdings, L.P.
344.	StepStone Secondary Opportunities Fund V Europe SCSp RAIF
345.	StepStone Secondary Opportunities Fund, L.P.
346.	StepStone Sprout Opportunities Fund, L.P.
347.	StepStone Tactical Growth Fund IV, L.P.
348.	Stepstone Tactical Growth Fund, L.P.
349.	StepStone TC Infrastructure Opportunities (Holdings), L.P.
350.	StepStone TC Infrastructure Opportunities Fund, L.P.
351.	StepStone TC Opportunities Fund, L.P.
352.	StepStone Thunderbird Opportunities Fund, L.P.
353.	Stepstone TS Opportunities Fund, L.P.
354.	StepStone UWF Secondaries (GP), L.P.
355.	StepStone XL Opportunities Fund II-B Feeder, L.P.
356.	StepStone Yellowcreek Fund, L.P.
357.	Sunstone PE Opportunities Fund, LLC - Series B
358.	Bridge Village Limited
359.	Heathrow Forest Asia Opportunities Fund, L.P.
360.	StepStone A Opportunities Fund, L.P.
361.	StepStone AZ China and Asia Opportunities Fund II, L.P.
362.	StepStone BVK Opportunities Fund SCSp
363.	StepStone Capital Partners III, L.P.
364.	StepStone Capital Partners IV Europe Holdings SCSp
365.	StepStone CGC Opportunities I, L.P.
366.	StepStone E Opportunites Fund, L.P.
367.	StepStone Endurance LP
368.	StepStone Ferro Opportunities Fund, L.P.
369.	StepStone FSS Opportunities Fund, L.P.
370.	StepStone H Opportunities Fund LP
371.	StepStone JP Opportunities Fund, L.P.
372.	StepStone K Strategic Opportunities Fund II, L.P.
373.	StepStone K Strategic Opportunities Fund III, L.P.
374.	StepStone K Strategic Opportunities Fund, L.P.
375.	StepStone KF Private Equity Fund II, L.P.
376.	StepStone KF Private Equity Fund, L.P.
377.	StepStone LMM Opportunities Fund I, L.P.
378.	StepStone Maple Opportunities Fund, L.P.

379.	StepStone Mexico I SLP, L.P.
380.	StepStone NL Opportunities Fund II, L.P.
381.	StepStone NL Opportunities Fund, L.P.
382.	StepStone NPS PE Fund II, L.P.
383.	StepStone NPS PE Fund, L.P.
384.	StepStone P Opportunities Fund, L.P.
385.	StepStone Phoenix Opportunities Fund, L.P.
386.	Stepstone Pioneer Capital III, L.P.
387.	StepStone Rivas Private Equity Fund, L.P.
388.	StepStone Secondary Opportunities Fund II, L.P.
389.	StepStone Secondary Opportunities Fund III Offshore Holdings SCSp
390.	StepStone Secondary Opportunities Fund III, L.P.
391.	StepStone Secondary Opportunities Fund IV Europe Holdings SCSp
392.	StepStone Secondary Opportunities Fund IV, L.P.
393.	StepStone Secondary Opportunities Fund V, L.P.
394.	StepStone Tactical Growth Fund II, L.P.
395.	StepStone Tactical Growth Fund III, L.P.
396.	StepStone UWF Secondary Opportunities Fund, L.P.
397.	StepStone XL Opportunities Fund II-A, L.P.
398.	StepStone XL Opportunities Fund II-B, L.P.
399.	StepStone XL Opportunities Fund, L.P.
400.	Sunstone PE Opportunities Fund, LLC

401.	SilverStone Cove Offshore Aggregator, L.P.
402.	SilverStone Cove Aggregator, L.P.
403.	SilverStone WH-A Aggregator, L.P.
404.	SilverStone WH Aggregator, L.P.
405.	SilverStone Century, L.P.
406.	SilverStone Harpoon Aggregator, L.P.
407.	SilverStone Sequel, L.P.
408.	SilverStone Pebbles V-A, LLC
409.	StepStone NL Opportunities Fund VI, L.P.
410.	StepStone Capital Partners VI, L.P.
411.	StepStone Capital Partners VI Offshore Holdings, L.P.
412.	StepStone VC Wabash Fund II LP
413.	StepStone VC Ajwa (Cayman) LP
414.	StepStone VC Global Partners XII-F Aggregator LP
415.	StepStone VC Global Partners XII-D Aggregator LP
416.	StepStone VC Brazos Fund LP

Existing Affiliated Funds Advised by StepStone Group Private Debt AG

417.	Swiss Capital Anlagestiftung I- Private Debt Allocator II
418.	Swiss Capital Anlagestiftung I - Private Debt Allocator IV
419.	Swiss Capital Anlagestiftung I- Private Debt Allocator IX
420.	Swiss Capital Anlagestiftung I- Private Debt Allocator V
421.	Swiss Capital Anlagestiftung I - Private Debt Allocator VI
422.	Swiss Capital Anlagestiftung I - Private Debt Allocator VIII
423.	Swiss Capital Anlagestiftung I - Private Debt Allocator XI
424.	Swiss Capital Anlagestiftung I - Private Markets Allocator II
425.	Stepstone TPM Private Debt Fund
426.	Stepstone Trade Finance Fund
427.	Stepstone Trade Finance ICAV
428.	Stepstone TSL Fund I LP
429.	Swiss Capital Anlagestiftung I - Private Debt Allocator I

Verifications

The undersigned states that he or she has duly executed the attached Application dated December 22, 2025 for and on behalf of the Applicants, as the case may be, that he or she holds the office with each such entity as indicated below, and that all actions by stockholders, officers, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

STEPSTONE PRIVATE CREDIT FUND LLC

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Authorized Signatory

STEPSTONE PRIVATE MARKETS

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE VENTURE AND GROWTH FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE INFRASTRUCTURE FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE CREDIT INCOME FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE PRIVATE CREDIT CO-INVESTMENT FUND

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE DEBT LLC

By: StepStone Group Private Debt AG (f/k/a Swiss Capital Alternative Investments AG), its Sole Member

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

By:	/s/ Christian Hinze
	Name:	Christian Hinze
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE WEALTH LLC

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

STEPSTONE GROUP REAL ASSETS LP

By: StepStone Group Real Assets Holdings LLC, its General Partner

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

StepStone Group Europe Alternative Investments Limited

By:	/s/ David Allen
	Name:	David Allen
	Title:	Authorized Signatory

STEPSTONE GROUP REAL ESTATE LP

By:	/s/ Adam Lesnick
	Name:	Adam Lesnick
	Title:	Authorized Signatory

STEPSTONE GROUP PRIVATE DEBT AG

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

By:	/s/ Christian Hinze
	Name:	Christian Hinze
	Title:	Authorized Signatory

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its General Partner

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

Artistic Steps Investments SMA LLC; Heathrow Forest Real Estate Opportunities Fund, L.P.; Helvetia European Private Debt Fund SCSp RAIF; Libra Opportunities Fund Splitter, L.P.; Libra Opportunities Fund, L.P.; NFU Mutual Global Infrastructure, L.P.; Real Estate Development Opportunities Intermediary LP; SGIO Tactical Fund LP; SIDF Active 1 LP; SIDF Active 2 LP; Silverstone Tree Frog, LP; SRE Jersey Investco, L.P.; SSG ME Infrastructure Opportunities Fund, L.P.; SSG ME Real Estate Opportunities Fund, L.P.; SSG Z Global Property Fund, L.P.; StepStone A Real Estate Co-Investment Partnership, L.P.; StepStone Amitim Infrastructure Opportunities Fund, L.P.; StepStone B Infrastructure Opportunities Fund II-G, L.P.; StepStone B Infrastructure Opportunities Fund III, L.P.; StepStone B Infrastructure Opportunities Fund II-R (AIV), L.P.; StepStone B infrastructure Opportunities Fund II-R LP; StepStone BVK Real Estate Opportunities Fund SCSp; StepStone Flintholm Infrastructure Fund, L.P.; StepStone H Opportunities Fund Holdings LP; StepStone Infrastructure Co-Investment Partners 2022 Parallel, L.P.; StepStone Infrastructure Co-Investment Partners 2022 SCSp; StepStone Infrastructure Co-Investment Partners 2022, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P.; StepStone IP Infrastructure Opportunities Fund, L.P. - Series A; StepStone IP Infrastructure Opportunities Fund, L.P. - Series B; StepStone K Blocker, LP; StepStone K II Blocker, L.P.; StepStone K II Splitter, L.P.; StepStone K Infrastructure Opportunities Fund II, L.P.; StepStone K Infrastructure Opportunities Fund III, L.P.; StepStone K Infrastructure Strategic Opportunities Fund, L.P.; StepStone K Real Estate Co-Investment Fund II, L.P.; StepStone K Real Estate Co-Investment Holdings LLC; StepStone K Real Estate II Holdings, L.P.; StepStone KF Infrastructure Fund Holdings II, L.P.; StepStone KF Infrastructure Fund Holdings, L.P.; StepStone NJ Real Assets SMA, L.P.; StepStone NJ Real Estate (GP), LLC; StepStone NPS II Blocker L.P.; StepStone NZ Infrastructure Opportunities Fund, L.P.; Stepstone Ontario Natural Resources Opportunities Fund, L.P.; StepStone P II Cayman Blocker LP; StepStone P Infrastructure Opportunities Fund II LP; StepStone P Infrastructure Opportunities Fund, L.P.; StepStone P Real Estate II Holdings LP; StepStone PH Debt Blocker LP; StepStone Phoenix Infrastructure Debt Opportunities Fund, L.P.; StepStone Phoenix Infrastructure Equity Opportunities Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund II, L.P.; STEPSTONE PTS INFRASTRUCTURE SECONDARY OPPORTUNITIES FUND (AIV) LP; StepStone PTS Infrastructure Secondary Opportunities Fund Holdings, L.P.; StepStone PTS Infrastructure Secondary Opportunities Fund, L.P.; StepStone Real Estate Europe Co-Investments Holdings, L.P.; StepStone Real Estate Partners III; StepStone Real Estate Partners III AIV LP; StepStone Real Estate Partners III AIV Parallel LP; StepStone Real Estate Partners III Offshore Feeder, L.P.; StepStone Real Estate Partners III Offshore Holdings, LLC; StepStone Real Estate Partners IV AIV LP; StepStone Real Estate Partners IV AIV Parallel, LP; StepStone Real Estate Partners V 892 Parallel, L.P.; Stepstone Secondaries Infrastructure Fund, L.P.; StepStone Secondaries Infrastructure Fund Europe SCSp; StepStone Secondaries Infrastructure Fund Europe, SCSp RAIF; StepStone Secondaries Infrastructure Fund Parallel, L.P.; StepStone Secondary Opportunities Fund RE I, L.P.; StepStone Secondary Opportunities Fund RE II, L.P.; StepStone SRA Co-Investment Partnership, L.P.; StepStone TMAM Infrastructure Opportunities Limited; StepStone V Infrastructure Splitter, L.P.; T1 Tactical Fund, L.P.; TI1 Cayman Blocker Feeder LP; TI1 Cayman Splitter LP; TI1 Tactical Fund LP; Toranomon Infrastructure 1, L.P.; G1 SRE SMA Cayman, L.P.; Lexington C/RE, LLC; NFU Mutual Global Real Estate, L.P.; Real Estate Domestic Partnership Fund I, L.P.; Real Estate Global Partnership Fund II, LP; Real Estate International Partnership Fund I, L.P.; StepStone B Infrastructure Opportunities Fund, L.P.; StepStone C Strategic Core Infrastructure Partnership, L.P.; StepStone European Fund SCS SICAV-SIF; StepStone G Infrastructure Opportunities, L.P.; StepStone HB Opportunities Fund II LP; StepStone Infrastructure Co-Investment Partners 2022 Europe SCSp RAIF; StepStone K Infrastructure Opportunities Fund, L.P.; StepStone KF Infrastructure Fund II, L.P.; StepStone KF Infrastructure Fund, L.P.; StepStone NLGI Infrastructure Opportunities Fund, L.P.; StepStone NPS Infrastructure Fund II LP; StepStone NPS Infrastructure Fund LP; StepStone R Co-Investment Partnership, L.P.; StepStone Scorpio Infrastructure Opportunities Fund LP; SunSIRA Infrastructure Fund, LLC; StepStone Real Estate Partners IV AIV-2 Parallel, L.P.; StepStone Real Estate Partners IV AIV-3 Parallel, L.P.; StepStone Real Estate Partners IV Parallel, L.P.; StepStone Real Estate Partners IV, L.P.; StepStone Real Estate Partners V Europe SCSp RAIF; StepStone Real Estate Partners V QFP Parallel, L.P.; Sunstone Real Estate, L.P. - Series B2; Sunstone Reit, LLC; StepStone HB Real Estate Opportunities Fund LP; StepStone K Real Estate Co-Investment Fund, L.P.; StepStone PIFSS Real Estate Co-Investment Fund, L.P.; StepStone Real Estate Partners III I Opportunities Fund, L.P.; StepStone Real Estate Partners III Offshore, L.P.; StepStone Real Estate Partners III, L.P.; StepStone Real Estate Partners IV Europe SCSp; StepStone Real Estate Partners V, L.P.; Sunstone Real Estate, L.P.; StepStone Gamma Real Estate Co-Investment Partnership, L.P.; StepStone NJ Real Estate SMA, L.P.; StepStone Real Estate Partners V Sidecar 892 Parallel, L.P.; StepStone KU Co-Investment Partnership, L.P.; StepStone Real Estate Europe Co-Investments Holdings II, L.P.; StepStone T Real Estate Opportunities Fund, L.P.

By:	/s/ Adam Lesnick
	Name:	Adam Lesnick
	Title:	Authorized Signatory

Heathrow Forest Venture Opportunities Fund, L.P.; Juniversitas Real Estate Diversified Fund SS (USD), L.P.; Real Estate Development Opportunities Access Feeder, LP; Silverstone Balfour, L.P.; SilverStone Erasmus, LLC; Silverstone IV, LLC – Series D; SilverStone IV, LLC - Series E; SILVERSTONE IV, LLC - SERIES F; Silverstone IV, LLC - Series H; SilverStone IV, LLC - Series I; SilverStone IV, LLC - Series J; SilverStone IV, LLC - Series K; SilverStone IV, LLC - Series L; SilverStone IV, LLC - Series M; SilverStone IV, LLC - Series N; SilverStone Kahuna, LLC; Silverstone Ladder L.P.; SilverStone Nolan (Onshore), LLC; SilverStone Nolan Aggregator, LLC; SilverStone Nolan, L.P.; Silverstone Pattern, LLC - Series A; Silverstone Pattern, LLC - Series B; SilverStone Pebbles IV, LLC; SilverStone Pebbles V, LLC; SSOF IV OVERAGE SMA L SCSp RAIF; SSOF V Overage Europe SCSp RAIF; StepStone AP Opportunities Fund, L.P. - Series C; Stepstone AZ Secondary Opportunities Fund, L.P.; StepStone Badger Secondary Opportunities Holdings, L.P.; StepStone BV Opportunities Fund LP; StepStone BVK Opportunities Fund II SCSp; StepStone Capital Partners IV Europe SCSp; StepStone Capital Partners V Europe Holdings SCSp RAIF; StepStone Capital Partners V Europe SCSp RAIF; StepStone Climate Fund Parallel, LP; StepStone Climate Fund SCSp RAIF; StepStone East Town Strategic Capital Fund V, L.P.; StepStone East Town Strategic Capital Fund, L.P.; Stepstone FSS Opportunities Fund, L.P. - Series B; StepStone Holyrood Private Equity Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund IV, L.P.; StepStone KF Marinas Corp, LLC; Stepstone KF Marinas, LLC; StepStone KF Private Equity Holdings II, L.P.; StepStone KF Private Equity Holdings, L.P.; StepStone LMM Opportunities Fund I, L.P. - Series A; StepStone LMM Opportunities Fund I, L.P. - Series B; StepStone NL Opportunities Fund III, L.P.; StepStone NL Opportunities Fund V, L.P.; StepStone Oxford Fund I, L.P.; StepStone P Blocker, LP; StepStone PF Opportunities Fund (L), L.P.; StepStone PI Opportunities Fund, L.P.; StepStone Private Equity LP Secondary Opportunities Ltd; StepStone Private Markets Horizons Fund, L.P.; StepStone Rivas Private Equity Holdings, L.P.; StepStone AZ China and Asia Opportunities Fund II, L.P.; StepStone BVK Opportunities Fund SCSp; StepStone Capital Partners III, L.P.; StepStone Capital Partners IV Europe Holdings SCSp; StepStone Maple Opportunities Fund, L.P.; StepStone Mexico I SLP, L.P.; StepStone NL Opportunities Fund II, L.P.; StepStone NL Opportunities Fund, L.P.; StepStone NPS PE Fund II, L.P.; StepStone NPS PE Fund, L.P.; StepStone P Opportunities Fund, L.P.; StepStone Phoenix Opportunities Fund, L.P.; Stepstone Pioneer Capital III, L.P.; StepStone Rivas Private Equity Fund, L.P.; StepStone Secondary Opportunities Fund II, L.P.; StepStone Secondary Opportunities Fund III Offshore Holdings SCSp; StepStone Secondary Opportunities Fund III, L.P.; StepStone Secondary Opportunities Fund IV Europe Holdings SCSp; StepStone Secondary Opportunities Fund IV, L.P.; StepStone Secondary Opportunities Fund V, L.P.; StepStone Tactical Growth Fund II, L.P.; StepStone Tactical Growth Fund III, L.P.; StepStone UWF Secondary Opportunities Fund, L.P.; StepStone XL Opportunities Fund II-A, L.P.; StepStone XL Opportunities Fund II-B, L.P.; StepStone XL Opportunities Fund, L.P.; Sunstone PE Opportunities Fund, LLC; StepStone Secondary Opportunities Fund, L.P.; StepStone Sprout Opportunities Fund, L.P.; StepStone Tactical Growth Fund IV, L.P.; Stepstone Tactical Growth Fund, L.P.; StepStone TC Infrastructure Opportunities (Holdings), L.P.; StepStone TC Infrastructure Opportunities Fund, L.P.; StepStone TC Opportunities Fund, L.P.; StepStone Thunderbird Opportunities Fund, L.P.; Stepstone TS Opportunities Fund, L.P.; StepStone UWF Secondaries (GP), L.P.; StepStone XL Opportunities Fund II-B Feeder, L.P.; StepStone Yellowcreek Fund, L.P.; Sunstone PE Opportunities Fund, LLC - Series B; Bridge Village Limited; Heathrow Forest Asia Opportunities Fund, L.P.; StepStone A Opportunities Fund, L.P.; StepStone CGC Opportunities I, L.P.; StepStone E Opportunites Fund, L.P.; StepStone Endurance LP; StepStone Ferro Opportunities Fund, L.P.; StepStone FSS Opportunities Fund, L.P.; StepStone H Opportunities Fund LP; StepStone JP Opportunities Fund, L.P.; StepStone K Strategic Opportunities Fund II, L.P.; StepStone K Strategic Opportunities Fund III, L.P.; StepStone K Strategic Opportunities Fund, L.P.; StepStone KF Private Equity Fund II, L.P.; StepStone KF Private Equity Fund, L.P.; StepStone LMM Opportunities Fund I, L.P.; StepStone Capital Partners VI, L.P.; StepStone Capital Partners VI Offshore Holdings, L.P.; StepStone Capital Partners VI Europe Holdings SCSp; StepStone NL Opportunities Fund VI, L.P.; SilverStone Pebbles V-A, LLC; SilverStone Sequel, L.P.; SilverStone Harpoon Aggregator, L.P.; SilverStone Century, L.P.; SilverStone WH Aggregator, L.P.; SilverStone WH-A Aggregator, L.P.; SilverStone Cove Aggregator, L.P.; SilverStone Cove Offshore Aggregator, L.P.

By:	/s/ Andrew Bratt
	Name:	Andrew Bratt
	Title:	Authorized Signatory

SC PRO Unicum Fund; 3 SC Pride Fund; AGON Fund; AXA Vorsorge Private Debt SCA SICAV-RAIF; CVC CP SSG European Private Debt Fund; EuroPrima Fund; IMI Private Debt Fund; LG Direct Lending Platform; LG Income Fund; Oceanic Global Investment Funds Plc; Pacific Ocean Fund; PR Private Debt Fund; SC Alternative Strategy 10 SP; SC Alternative Strategy 11 SP; SC Alternative Strategy 12 SP; SC Alternative Strategy 13 SP; SC Alternative Strategy 14 SP; SC Alternative Strategy 15 SP; SC Alternative Strategy 16 SP; SC Alternative Strategy 2 SP; SC Alternative Strategy 3 SP; SC Alternative Strategy 5 SP; SC Alternative Strategy 6 SP; SC Alternative Strategy 7 SP; SC Alternative Strategy 9 SP; SC Alternative Strategy A SP; SC LV Private Debt Fund; SC LV Private Debt Platform Fund; SC Modus Classic Defender Fund; SC Multi-Strategy Fund; SC Private Debt Fund III SCSp; CWPS Global Infrastructure Fund; Senior Corporate Lending Europe Fund; Senior Corporate Lending Fund I; SCL XL I Fund LP; SSG Credit Specialties Fund I LP; SSG EF Opportunities Fund LP ; SSG Enstar Private Credit Fund (Cayman) LP; SSG ERK Private Debt Fund; SSG OAM Private Debt Fund LP; SSG PAT Private Debt Fund LP; SSG PKE Private Credit Maggia Fund L.P.; SSG Private Credit Platform SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF; SSG Private Debt Portfolio Umbrella SCA SICAV-RAIF -  StepStone TPM Private Debt Fund ; SSG Tilad Private Debt Fund LP; SSG Warehouse Aggregator Fund L.P.; Stepstone BL Private Debt Fund; Stepstone Credit Opportunities Fund I; Stepstone Credit Opportunities Fund I - A L.P.; Stepstone Credit Opportunities Fund I (Cayman) LP; StepStone Credit Opportunities Fund II; StepStone Credit Opportunities Fund II (Cayman) LP; SSG Credit Strategies V ICAV; SSG Credit Strategies VIII ICAV; SSG ABI Private Debt Fund; SSG BI Private Debt Fund; SSG BL Private Debt Fund; SSG COV Private Debt Fund; SSG Credit Strategies IV ICAV; SSG Credit Strategies IX ICAV; SSG Credit Strategies VI ICAV; SSG Credit Strategies VII; SSG Credit Strategies X ICAV; SSG Credit Strategies XI ICAV; SSG Credit Strategies XII ICAV; SSG Credit Strategies XIII ICAV ; SSG Credit Strategies XIV ICAV; SSG Enstar Private Debt Fund ; SSG Enstar Private Debt Fund II; SSG GEN Credit Fund I; SSG GEN Credit Fund II; SSG GEN Credit Fund III; SSG INTER Private Debt Fund; SSG KVBW Private Debt Fund; SSG NLGI Private Debt Funds SPC; SSG Private Markets VI Funds ; SSG Senior Corporate Lending II Fund; SSG Senior Corporate Lending III Fund; SSG SF Income Fund; SSG SF Income Fund US; SSG SI Private Debt Fund; SSG Valluga Fund; SSG VDA Private Debt Fund; StepStone Middle Market Lending Fund LP; Stepstone Opportunistic Lending Fund I LP; Stepstone Private Debt Fund 2023 LP; StepStone Prudential Private Credit Fund; StepStone PSY ENPAP Private Debt Fund; StepStone Secondary Opportunities Fund III Offshore SCSp; StepStone Secondary Opportunities Fund IV Europe SCSp; StepStone Secondary Opportunities Fund V Europe Holdings SCSp RAIF; Stepstone Senior Corporate Lending Fund II; Stepstone Senior Corporate Lending Fund II (Cayman) LP; Stepstone Senior Corporate Lending Fund III; StepStone Senior Corporate Lending Fund III (Cayman) LP; StepStone Tactical Growth Fund IV Europe Holdings SCSp RAIF; StepStone Tactical Growth Fund IV Europe SCSp RAIF; StepStone VC Global Partners XI Lux SCSp RAIF; StepStone VC Secondaries Fund VI (Lux Feeder) SCSp, SICAV-RAIF; Stepstone VC Secondaries Fund VI (Lux) SCSp, SICAV-RAIF; StepStone VMB Secondary Opportunities Fund SCSp; Swiss Capital Alternative Strategies Funds II SPC; Swiss Capital Alternative Strategies Funds SPC; Swiss Capital Co-Investments Private Debt Offshore SP; Swiss Capital Credit Strategies ICAV; Swiss Capital Credit Strategies II ICAV; Swiss Capital Credit Strategies III ICAV; Swiss Capital European Private Debt Funds I - Co-Invest European Private Debt Fund; Swiss Capital European Private Debt Funds I - Co-Investment European Traditional Senior Lending Fund; Swiss Capital European Private Debt Funds I SCA SICAV-RAIF; Swiss Capital Long/Short Equity Fund; Swiss Capital Private Debt Feeder Fund I L.P.; Swiss Capital Private Debt Feeder Fund II LP; Swiss Capital Private Debt Feeder Fund III LP; Swiss Capital Private Markets Fund; Swiss Capital Private Markets Funds II; Swiss Capital Private Markets Funds III; Swiss Capital Private Markets Funds V; Swiss Capital PRO Disintermediation I Fund; Swiss Capital Pro Loan V Plc; Swiss Capital PRO Matrix Fund; Swiss Capital PRO Salute II Fund; Swiss Capital PRO SST Fund; Swiss Capital TLCP Private Debt Fund LP; VG EU Co-Investment Private Debt Fund; VG European Private Debt Funds – Co-Investment Private Debt Fund; VG European Private Debt Funds SCSp SICAV-RAIF; VG Global Private Debt Fund I; VG US Co-Investment Private Debt Fund LP; VG US Private Debt Fund; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Debt; VIG Private Markets Fund SCA SICAV-RAIF - VIG Private Equity; VIG Private Markets Fund SCA SICAV-RAIF; SSG HC Private Debt Fund; SSG Semper Vivus Private Debt Fund; SSG Credit Specialty Credit Fund III LP; Tobar Global Investments ICAV; Private Credit Fund I; SSG MCMA Private Debt Fund LP; SSG TPGTB Private Debt Offshore SP; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit European Co-Investment Fund; SSG PD Umbrella Fund SCSp SICAV-RAIF; SSG PD Umbrella Fund SCSp SICAV-RAIF – StepStone Private Credit US Co-Investment Fund; SC CWMAA Senior Corporate Lending L.P.; Senior Corporate Lending Enhanced I Fund LP; SSG ME Private Debt Fund LP; SSG Mexico Private Debt Fund I SP; SSG NLGI European Direct Lending SP; Stepstone ADF Opportunities Fund LP; StepStone VMB Secondary Opportunities Fund Holdings SCSp; SSG BPP Private Debt Fund LP

By:	/s/ David Allen
	Name:	David Allen
	Title:	Authorized Signatory

StepStone (Luxembourg) SCA SICAV-RAIF

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

Heathrow Forest Private Debt Fund, L.P.; StepStone CC Opportunities Fund, LLC; StepStone Secondary Opportunities Fund V Europe SCSp RAIF; Stepstone TPM Private Debt Fund; Stepstone Trade Finance Fund; Stepstone Trade Finance ICAV; Stepstone TSL Fund I LP

By:	/s/ Jennifer Ishiguro
	Name:	Jennifer Ishiguro
	Title:	Authorized Signatory

StepStone Private Credit Platform (Cayman) SPC

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Authorized Signatory

Swiss Capital Anlagestiftung I - Private Debt Allocator I; Swiss Capital Anlagestiftung I- Private Debt Allocator II; Swiss Capital Anlagestiftung I - Private Debt Allocator IV; Swiss Capital Anlagestiftung I- Private Debt Allocator IX; Swiss Capital Anlagestiftung I- Private Debt Allocator V; Swiss Capital Anlagestiftung I - Private Debt Allocator VI; Swiss Capital Anlagestiftung I - Private Debt Allocator VIII; Swiss Capital Anlagestiftung I - Private Debt Allocator XI; Swiss Capital Anlagestiftung I - Private Markets Allocator II

By:	/s/ Michael Byrne
	Name:	Michael Byrne
	Title:	Authorized Signatory

SPV Facility I LLC; StepStone Great Lakes SPV Facility II LLC; Stepstone SPV Facility III LLC; StepStone CLO 2024-I LLC; StepStone CLO 2025-I LLC; StepStone SPV Facility IV Intermediate Holdco LLC; Stepstone SPV Facility IV LLC; StepStone SPV Facility V LLC; SCRED SPV VI LLC; SPRIM LLC; SPRIM Cayman LLC; SPRIM Cayman II LLC; SPRIM Cayman III LLC; SPRIM Blue Jay Investco ULC; SPRING I LLC; SPRING Cayman LLC; SPRING Cayman II LLC; STRUCTURE LLC; STRUCTURE Cayman LLC; STRUCTURE Cayman II LLC; STRUCTURE Cayman III LLC; STRUCTURE Cayman IV LLC; CRDEX LLC; STPEX Holdings LLC; STPEX Intermediate LLC; STPEX Subsidiary LLC; STPEX LLC; STPEX Cayman LLC; STPEX Cayman II LLC

By:	/s/ Dean Caruvana
	Name:	Dean Caruvana
	Title:	Authorized Signatory

SSG Credit Specialities Fund II LP; StepStone Aman Private Credit Oriented Fund; StepStone Aman Private Credit Oriented SP; StepStone Astra Private Debt Fund; StepStone Astra Private Debt Fund SP; Prudential Orchid Private Credit Fund II LP

By:	/s/ Ariel Goldblatt
	Name:	Ariel Goldblatt
	Title:	Authorized Signatory

By:	/s/ Denitza Kadinova
	Name:	Denitza Kadinova
	Title:	Authorized Signatory

StepStone VC Wabash Fund II LP; StepStone VC Ajwa (Cayman) LP; StepStone VC Global Partners XII-F Aggregator LP; StepStone VC Global Partners XII-D Aggregator LP; StepStone VC Brazos Fund LP

By:	/s/ Eric Thompson
	Name:	Eric Thompson
	Title:	Authorized Signatory

Exhibit A

Resolutions of the Board of Directors of

STEPSTONE PRIVATE CREDIT FUND LLC

WHEREAS, the Board of Directors (the “Board”) has reviewed StepStone Private Credit Fund LLC’s (the “Company”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Company and certain affiliates thereof as specified in the Exemptive Application, a copy of which was provided to the Board in connection with this meeting, for an order of the U.S. Securities and Exchange Commission (“SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act.

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form provided to the Board in connection with this meeting; and

FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Company in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Company; and

FURTHER RESOLVED, that any officer of the Company be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument.

Resolutions of the Board of Trustees of

STEPSTONE PRIVATE MARKETS

WHEREAS, the Board of Trustees (the “Board”) has reviewed StepStone Private Market’s (the “Fund”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application, as presented at this Meeting, for an order of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers (as defined below), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form presented at this Meeting; and

FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the authorized officers of the Fund shall be the President and Treasurer of the Fund (collectively, the “Authorized Officers”).

Resolutions of the Board of Trustees of

STEPSTONE PRIVATE VENTURE AND GROWTH FUND

WHEREAS, the Board of Trustees (the “Board”) has reviewed StepStone Private Venture and Growth Fund’s (the “Fund”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application, as presented at this Meeting, for an order of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers (as defined below), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form presented at this Meeting; and

FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the authorized officers of the Fund shall be the President and Treasurer of the Fund (collectively, the “Authorized Officers”).

Resolutions of the Board of Trustees of

STEPSTONE PRIVATE INFRASTRUCTURE FUND

WHEREAS, the Board of Trustees (the “Board”) has reviewed StepStone Private Infrastructure Fund’s (the “Fund”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application, as presented at this Meeting, for an order of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers (as defined below), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form presented at this Meeting; and

FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the authorized officers of the Fund shall be the President and Treasurer of the Fund (collectively, the “Authorized Officers”).

Resolutions of the Board of Trustees of

STEPSTONE PRIVATE CREDIT INCOME FUND

WHEREAS, the Board of Trustees (the “Board”) has reviewed StepStone Private Credit Income Fund’s (the “Fund”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application, as presented at this Meeting, for an order of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers (as defined below), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application, in substantially the form attached hereto; and

FURTHER RESOLVED, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such officers in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

FURTHER RESOLVED, that any officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the authorized officers of the Fund shall be the President and Treasurer of the Fund (collectively, the “Authorized Officers”).

Resolutions of the Initial Trustee of

STEPSTONE PRIVATE CREDIT CO-INVESTMENT FUND

WHEREAS, the Initial Trustee has reviewed StepStone Private Credit Co-Investment Fund’s (the “Fund”) Co-Investment Exemptive Application (the “Exemptive Application”) involving the Fund and certain affiliates thereof as specified in the Exemptive Application for an order of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 promulgated under the 1940 Act, permitting certain joint transactions that otherwise may be prohibited by Section 17(d) and Section 57(a)(4) of the 1940 Act;

NOW, THEREFORE, BE IT RESOLVED, that the Initial Trustee and/or Authorized Officers (as defined below), shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC the Exemptive Application; and

FURTHER RESOLVED, that the Initial Trustee and/or Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief as are determined necessary, advisable or appropriate by any such person in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

FURTHER RESOLVED, that all acts and things previously done by any of the Initial Trustee and/or Authorized Officers, on or prior to the date hereof, in the name and on behalf of the Fund in connection with the foregoing resolutions are in all respects authorized, ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Fund; and

FURTHER RESOLVED, that any trustee or officer of the Fund be, and each of them hereby is, authorized, empowered and directed to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as such trustee or officer may deem necessary and to identify by such trustee’s or officer’s signature or certificate, or in such form as may be required, the documents and instruments presented to and approved herein and to furnish evidence of the approval, by a trustee or officer authorized to give such approval, of any document, instrument or provision or any addition, deletion or change in any document or instrument; and

FURTHER RESOLVED, that for purposes of the foregoing resolutions, the authorized officers of the Fund shall be the Chief Executive Officer and Chief Financial Officer of the Fund (collectively, the “Authorized Officers”).

Resolutions of the Board of Trustees of

StepStone Private Equity Strategies Fund

WHEREAS, certain other funds managed by Stepstone Group Private Wealth LLC (the “Adviser”) or its affiliates (the “Affiliated Funds”) have filed an application with the Securities and Exchange Commission for an exemptive order (File No. 812-15630) which, when an order is granted, would permit StepStone Private Equity Strategies Fund (the “Fund”) to engage in co-investing transactions with Affiliated Funds (the “New Application”) on certain terms and conditions as set forth in the New Application (the “New Co-Investment Exemptive Relief”).

RESOLVED, that the Board of Trustees hereby approves the reliance of the Fund on the New Co-Investment Exemptive Relief effective upon the date the New Co-Investment Exemptive Relief is granted by the Securities and Exchange Commission.